Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

OLEG TISHKEVICH,

ENVESTNET, INC.

and,

solely for purposes of Article 9,

OLTIS SOFTWARE LLC (d/b/a FINANCE LOGIX)

Dated as of May 6, 2015

1.	DEFINITIONS		1

2.	BASIC TRANSACTION		8

	2.1	Purchase and Sale of Membership Interests	8
	2.2	Initial Purchase Consideration	8
	2.3	Additional Consideration	8
	2.4	Closing	8
	2.5	Purchase Price Allocation; Tax Withholdings	9

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		10

	3.1	Due Formation	10
	3.2	Capitalization	10
	3.3	Condition of, Title to and Sufficiency of Assets	11
	3.4	Financial Statements; No Undisclosed Liabilities	12
	3.5	No Adverse Effects or Changes	12
	3.6	Legal Compliance	14
	3.7	Tax Matters	14
	3.8	Intellectual Property	16
	3.9	Material Contracts and Contract defaults	18
	3.10	Employee Benefits	18
	3.11	Employment and Labor Matters	21
	3.12	Litigation	22
	3.13	Real Property	22
	3.14	Customers and Suppliers	23
	3.15	No Business Activity Restrictions	23
	3.16	Certain Business Practices	23
	3.17	Indebtedness	23
	3.18	Insurance	23
	3.19	Books and Records	24
	3.20	Brokers’ Fees	24
	3.21	Full Disclosure	24

4.	REPRESENTATIONS AND WARRANTIES OF SELLER		24

	4.1	Due Authorization; Enforceability	24
	4.2	Consents and Approvals; No Conflicts	25
	4.3	Title to Membership Interests	25
	4.4	Litigation	25
	4.5	Tax Status	25

i

	4.6	No Other Representations and Warranties	26

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		26

	5.1	Due Organization	26
	5.2	Due Authorization; Enforceability	26
	5.3	Consents and Approvals; No Conflicts	26
	5.4	Investment Purpose	27
	5.5	Litigation	27
	5.6	Financing	27
	5.7	No Other Representations and Warranties	27

6.	POST-CLOSING COVENANTS		27

	6.1	Non-Competition; Non-Solicitation	27
	6.2	Confidentiality	28
	6.3	Employment and Benefit Arrangements	29
	6.4	Brokers	30
	6.5	Cash Bonus Amount	30
	6.6	Non-disparagement	30
	6.7	Other Payoff Amount	30

7.	INDEMNIFICATION		31

	7.1	Survival of Representations and Warranties	31
	7.2	Indemnification by Seller	31
	7.3	Indemnification by Buyer	34
	7.4	Matters Involving Third Parties	34
	7.5	Interpretation of Representations and Warranties	35
	7.6	Characterization of Indemnification Payments	35
	7.7	Offset Rights	36
	7.8	Release of Holdback Amount	36

8.	TAX MATTERS		37

	8.1	Preparation and Filing of Tax Returns	37
	8.2	Proration	37
	8.3	Cooperation on Tax Matters	38

9.	MISCELLANEOUS		38

	9.1	Press Releases and Public Announcements	38
	9.2	No Third-Party Beneficiaries	39
	9.3	Entire Agreement	39
	9.4	Succession and Assignment	39

9.5	Counterparts	39
9.6	Headings	39
9.7	Notices	39
9.8	Governing Law	40
9.9	VENUE	40
9.10	WAIVER OF JURY TRIAL	40
9.11	Amendments and Waivers	40
9.12	Severability	41
9.13	Payments	41
9.14	Expenses	41
9.15	Further Assurances	41
9.16	Construction	41
9.17	Disclosure Schedule	42
9.18	Incorporation of Annexes, Exhibits and Disclosure Schedule	42
9.19	Consent to Representation; Conflict of Interest	42

ANNEXES, EXHIBITS AND SCHEDULES

Annexes

Annex A	Earn-Out Agreement

Exhibits

Exhibit A	Form of Stock Option Consideration
Exhibit B	Form of Membership Interest Assignment Agreement

Schedules

Schedule 1.1	Payoff Letter
Schedule 3.1	Qualification of the Company
Schedule 3.2.1	Capitalization of the Company
Schedule 3.2.3	Assetmark ROFR Notice
Schedule 3.3.1	Fixed Assets and Tangible Personal Property
Schedule 3.4.2	Certain Liabilities
Schedule 3.5	Absence of Certain Changes
Schedule 3.5.8	Disposal of assets standard terms and conditions
Schedule 3.5.10	Intellectual Property Rights standard terms and conditions
Schedule 3.8.1	Owned Intellectual Property
Schedule 3.8.2	Business IP Agreements
Schedule 3.8.3	Violation of Intellectual Property Rights standard terms and conditions
Schedule 3.8.6	Open Source Software
Schedule 3.9.1	Material Contracts
Schedule 3.9.2	NDA standard terms and conditions
Schedule 3.10.1	Company Plans
Schedule 3.10.2	ERISA Affiliates
Schedule 3.11.1	Company Employees
Schedule 3.11.3	Employment Matters
Schedule 3.11.4	Employment Contracts
Schedule 3.12	Litigation
Schedule 3.13	Real Property
Schedule 3.14	Customers and Suppliers
Schedule 3.18	Insurance
Schedule 7.2.1(c)	Indemnification Contracts

FINAL VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT is entered into on May 6, 2015 (the “Agreement Date”), by and between Oleg Tishkevich, an individual (“Seller”), and Envestnet, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are referred to collectively herein as the “Parties.”

WHEREAS, Seller is the owner of all of the issued and outstanding membership interests (“Membership Interests”) of Oltis Software LLC (d/b/a Finance Logix), an Arizona limited liability company (the “Company”);

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Membership Interests in accordance with the provisions set forth herein, and

WHEREAS, in connection with the transactions contemplated by this Agreement, Seller and an Affiliate of Buyer have executed an employment agreement governing Seller’s employment with such Affiliate following the Agreement Date (“Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1.             DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Consequences” means all Proceedings, liabilities, injunctions, judgments, orders, decrees, rulings, awards, damages, natural resource damages, dues, penalties, fines, costs, remedial or response action costs, Taxes, Liens, losses, expenses and fees, including court costs, reasonable out-of-pocket attorneys’ and consultants’ fees and expenses of investigation and litigation related thereto that, in each case, are actually imposed on or otherwise actually suffered by the specified Person.

“Affiliate” means any Person that, directly or indirectly, through one or more Persons, controls, is controlled by or is under common control with the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” means this Membership Interest Purchase Agreement, including all Annexes, Exhibits and the Disclosure Schedule hereto.

“Agreement Date” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.5.1.

“Ancillary Agreement” means any contract or other agreement that is entered into among the Parties (or any of their respective Affiliates), pursuant to or in connection with this Agreement on the Closing Date.

“Applicable Additional Purchase Consideration Payment” has the meaning set forth in Annex A.

“AssetMark Agreement” means the agreement between the ROFR Client and the Company dated December 29, 2013.

“Basket Amount” has the meaning set forth in Section 7.2.3.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in Chicago, Illinois generally are closed or authorized by Law to be closed for business.

“Business IP Agreement” means any Contract concerning Intellectual Property Rights to which the Company is a party, including any (a) license of Intellectual Property Rights by the Company to any Person, (b) Contract between the Company and any Person relating to Licensed Intellectual Property, and (c) Contract between the Company and any Person relating to the transfer, development, maintenance or use of Intellectual Property Rights, or the development or transmission of any data related thereto.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.1.

“Buyer Common Stock” means the common stock of Buyer, par value of $0.005 per share.

“Buyer Stock Options” means options in respect of Buyer Common Stock to be delivered to Seller in the form of Exhibit A.

“Cash Bonus Amount” means a total aggregate amount of $405,000.

“Cash Consideration” has the meaning set forth in Section 2.2.1.

“Chosen Courts” has the meaning set forth in Section 9.9.

“Closing” has the meaning set forth in Section 2.4.1.

“Closing Date” has the meaning set forth in Section 2.4.1.

“Closing Payoff Amount” means one million eight hundred twelve thousand four hundred dollars ($1,812,400).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Plan” has the meaning set forth in Section 3.10.1.

“Confidential Information” has the meaning set forth in Section 6.2.1.

“Continuing Employee” has the meaning set forth in Section 6.3.

“Contract” means any legally binding written or oral contract, agreement, license, lease, sales order, purchase order, indenture, mortgage, note, bond, warrant, instrument, undertaking, arrangement or commitment (including all amendments, supplements and modifications thereto).

“Delayed Consideration” has the meaning set forth in Section 7.2.6.

“Disclosure Schedule” has the meaning set forth in Article 3.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in §3(3) of ERISA), any employment agreement or consulting agreement, retirement or deferred compensation plan, incentive compensation plan, stock plan, stock purchase plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or other welfare benefit plan (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, or any fringe benefit arrangement for any current or former employee, director, consultant or agent, whether pursuant to contract or arrangement, whether or not terminated, whether or not in writing and whether or not subject to ERISA.

“Employment Agreement” has the meaning set forth in the recitals

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of §414 of the Code.

“Fenwick” has the meaning set forth in Section 9.19.

“Financial Statements” has the meaning set forth in Section 3.4.1.

“Fundamental Warranties” means the representations and warranties set forth in Sections 3.1, 3.2, 3.7, 3.15, 3.17, 4.1, 4.2.2(b), 4.3 and 4.5, the first sentence of Section 3.3.1, and the first two sentences of Section 3.8.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time consistently applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Governmental Authority” means any federal, state, provincial, local or foreign government, or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, provincial, local or foreign government, including any quasi-governmental entity established to perform such functions, in each case having jurisdiction over the Person, property or matter in question.

“Holdback Amount” means three million dollars ($3,000,000).

“Holdback Release Date” has the meaning given that term in Section 7.8.1.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, whether or not contingent, including accrued but unpaid interest thereon, (b) all obligations of such Person for the deferred purchase price of property or services (excluding accounts payable arising in the Ordinary Course of Business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, including, in each case, accrued but unpaid interest thereon, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations, contingent or otherwise, with respect to letters of credit or similar instruments, (f) unfunded Liabilities under defined benefit Plans and (g) all Indebtedness of others (as described in clauses (a) through (f)) guaranteed by such Person.

“Indemnified Party” has the meaning set forth in Section 7.4.1.

“Indemnified Taxes” means (i) all Taxes of Seller, (ii) all Taxes of the Company for all Tax periods ending on or prior to Closing Date, (ii) all Straddle Period Taxes allocable pursuant to Section 8.2 to the portion of any Straddle Period ending on the Closing Date, (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local, or foreign Tax Laws, (iv) any and all Taxes of any Person (other than the Company) imposed on the Company (or any predecessor) as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing (excluding Taxes arising from transactions for which the associated income is not received by the Company until after Closing), and (v) any Transfer Taxes for which Seller is liable pursuant to Section 9.14.

“Indemnifying Party” has the meaning set forth in Section 7.4.1.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property Rights” means, whether arising under the Laws of the United States, any state or other political subdivision thereof, any other country or political subdivision thereof or any international treaty regimes or conventions, whether or not filed, perfected, registered or recorded: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, provisionals or reissues of patent applications and patents issuing thereon; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, slogans, logos, Internet domain names or corporate names or other identifiers of source or goodwill, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) works of authorship and databases, including all copyrights and all registrations and applications therefor; and (d) confidential and proprietary information, trade secrets, know-how, formulae, data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) and software.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of Seller after reasonable inquiry of his direct reports with operational responsibility for the matter in question.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, injunction, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Liability” or “Liabilities” means any liability, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown and whether due or to become due.

“Licensed Intellectual Property” means all Intellectual Property Rights in which the Company has an interest under license from any Person.

“Lien” means any mortgage, pledge, lien, encumbrance, collateral assignment, security interest, easement, encroachment, restriction (including restriction on use), option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other right of any third party or encumbrance whatsoever. For clarity, a non-exclusive license of intellectual property shall in no event be considered a Lien.

“Material Adverse Effect” means any effect or change that, individually or when taken together with all such other effects or changes (a) is materially adverse to the business, assets, condition (financial or otherwise), operating results, liabilities or results of operations of the Company, or (b) prevents any Party from timely consummating the transactions contemplated hereby or performing its obligations hereunder; provided, however, that the following shall not be deemed to constitute a Material Adverse Effect: (i) changes in conditions affecting the industry in which the Company operates; (ii) political conditions and acts of war or terrorism; (iii) general economic conditions within the United States or any other country; (iv) conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country; (v) natural disasters or other force majeure events; (vi) the announcement of the transactions contemplated by this Agreement; (vii) changes in law or GAAP or the interpretation or enforcement thereof; or (viii) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a Material Adverse Effect), except in the case of each of clauses (i), (iii) and (iv), unless and to the extent that they have a disproportionate effect on the Company as compared to the other companies in the industry in which the Company operates (in which case for clarity, only the extent of such disproportionate impact (if any) shall be taken into account when determining where there is a Material Adverse Effect).

“Material Contract” means any Contract to which the Company is a party which:

(i)            represents revenue of the Company which exceeds $25,000;

(ii)           represents an expenditure of the Company which exceeds $5,000;

(iii)          for the calendar years ended December 31, 2013 and December 31, 2014, and for the three (3) months ended March 31, 2015, is a Contract between the Company and (A) a customer which represents any part of the top seventy percent (70%) of the Company’s revenue for such periods; and (B) any material supplier of the Company for such periods;

(iv)          expressly limits or excludes the Company’s right to do business (including Contracts containing exclusivity obligations) and/or compete in any area or field (whether limited by reference to a geographical area or type of business);

(v)           involves committed capital expenditure by the Company in excess of $5,000;

(vi)          creates any Lien over the Company’s business, undertaking or any of its assets;

(vii)         relates to any incurrence, assumption or guarantee of Indebtedness;

(viii)        relates to any joint venture agreement, partnership agreement or similar agreement or any agreement relating to the acquisition or disposition of any business, capital stock or assets of the Company or any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(ix)          relates to real property owned, leased, occupied or used by the Company;

(x)           includes any “most favored nation” provision, right of first offer or refusal, minimum revenue or other such commitments, or other similar terms favoring any other person that would be binding on the Company following the Closing;

(xi)          includes the Seller or any Affiliate of the Seller (other than the Company) as a party;

(xii)         is a power of attorney or other similar Contract or grant of agency related to the business of the Company;

(xiii)        if a default or termination would occur, could reasonably be expected to have a Material Adverse Effect;

(xiv)        is a customer Contract that (A) does not expressly cap the liability thereunder of the Company to an amount less than or equal to the aggregate fees paid to the Company under such Contract or (B) expressly permits special, consequential or punitive damages to be recovered against the Company; or

(xv)         is otherwise a Contract that is material to the Company.

“Membership Interest Assignment Agreement” means the membership interest assignment agreement substantially in the form of Exhibit B hereto.

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Payoff Amount” means one million dollars ($1,000,000).

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Party” has the meaning set forth in the preamble.

“Payoff Amount” means the Closing Payoff Amount plus the Other Payoff Amount.

“Payoff Letter” means the letter agreement identified on Schedule 1.1.

“Permitted Lien” means (i) statutory liens for Taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceedings” means any judicial or administrative action, investigation, audit, claim, suit, arbitration, proceeding or other litigation before a Governmental Authority or arbitrator.

“Restricted Business” means (a) any business or venture that competes, directly or indirectly, with the business of Buyer or its Affiliates under its control anywhere in the world or (b) any business that offers services substantially similar to those that the Company offered as of the Agreement Date, including any business whose primary source of revenue generation is through providing financial planning software solutions to financial services firms.

“Restricted Period” means three (3) years from and after the Closing Date.

“ROFR Client” means AssetMark, Inc.

“ROFR Notice” has the meaning set forth in Section 3.2.3.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Stock Consideration” has the meaning set forth in Section 2.2.2.

“Stock Option Consideration” has the meaning set forth in Section 2.2.3.

“Straddle Period” has the meaning set forth in Section 8.1.2.

“Tax Gross Up Payment” means Five Hundred Thousand Dollars ($500,000) in cash.

“Tax Return” means any return, report or other information or filing required by Law to be filed with a Governmental Authority or supplied to any Person in connection with any Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, escheat, unclaimed property, windfall profits, payroll, unemployment and social security taxes) that are imposed by any Governmental Authority, and such term includes any interest, penalties or additions to tax attributable thereto or attributable to any nonpayment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.4.1.

“Total Consideration” means an amount equal to (a) the Cash Consideration, plus (b) the Stock Consideration, plus (c) the Stock Option Consideration, plus (d) the Tax Gross Up Payment, plus (e) the Applicable Additional Purchase Consideration Payments (to the extent payable).

“Transfer Taxes” has the meaning set forth in Section 9.14.

“Unresolved Portion” has the meaning given that term in Section 7.8.1.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and any similar foreign, state or local Law.

2.             BASIC TRANSACTION.

2.1          Purchase and Sale of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer all of the Membership Interests, and Buyer shall purchase from Seller all of the Membership Interests, free and clear of all Liens.

2.2          Initial Purchase Consideration. The initial purchase price for the Membership Interests shall be the following, delivered by Buyer as provided in Section 2.4.2:

2.2.1       Twenty-Three Million Five Hundred Thousand Dollars in cash ($23,500,000) (the “Cash Consideration”);

2.2.2       123,410 shares of Buyer Common Stock (the “Stock Consideration”);

2.2.3       123,410 options issued in the form set forth in Exhibit A (the “Stock Option Consideration”); and

2.2.4       the Tax Gross Up Payment.

2.3          Additional Consideration. Subject to the terms and conditions set forth on Annex A, Buyer shall pay the Applicable Additional Purchase Consideration Payments to Seller. The Parties agree to treat all Applicable Additional Purchase Consideration Payments as adjustments to the Total Consideration.

2.4          Closing.

2.4.1       Subject to the terms and conditions of this Agreement, the closing of the sale of the Membership Interests to Buyer (the “Closing”) shall take place on the date hereof at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.4.2       At the Closing:

(a)           Buyer shall deliver an amount equal to the Cash Consideration minus (i) the Cash Bonus Amount minus (ii) the Holdback Amount minus (iii) the Payoff Amount, plus (iv) the Tax Gross Up Payment, by wire transfer in immediately available funds to the bank account previously designated by Seller in writing;

(b)           Buyer shall issue the Stock Consideration to Seller;

(c)           Buyer shall deliver the Stock Option Consideration to Seller;

(d)           Seller shall deliver to Buyer the Membership Interest Assignment Agreement, duly executed by Seller;

(e)           Buyer shall deliver to Buyer the Membership Interest Assignment Agreement, duly executed by Buyer;

(f)            Seller shall deliver to Buyer a certificate of non-foreign status as contemplated under Section 1.1445-2(b) of the Treasury Regulations promulgated under the Code, certifying that Seller is not a foreign person as defined in Section 1445 of the Code and the Treasury Regulations promulgated thereunder in a form satisfactory to Buyer;

(g)           Seller shall deliver to Buyer a recent good standing certificate regarding the Company from the office of the Secretary of State of Arizona;

(h)           Seller shall deliver to Buyer a certificate enclosing a true, correct and complete copy of the articles of organization of the Company;

(i)            Seller shall deliver to Buyer a list of all Liabilities of the Company (determined in accordance with GAAP), as of the Closing Date; and

(j)            Buyer shall deliver on behalf of Seller the Closing Payoff Amount as contemplated by the Payoff Letter.

2.5          Purchase Price Allocation; Tax Withholdings.

2.5.1       Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the purchase price for the Membership Interests pursuant to this Agreement (and the amount of any assumed Liabilities and any other capitalizable costs to the extent properly taken into account under the Code) among the assets of the Company and the covenants set forth in Section 6.1 (the “Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If within thirty (30) days after receipt of such Allocation, Seller notifies Purchaser in writing that Seller objects to one or more items reflected on the Allocation, Buyer and Seller agree to negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve any such dispute within thirty (30) days of Buyer’s receipt of Seller’s notice, the determination of the disputed item or items shall be made by an independent accounting firm, whose decision shall be final and binding on both Parties and whose fees shall be shared equally by Buyer, on the one hand, and Seller on the other hand. Seller and Buyer will cooperate in filing with the IRS their respective IRS Form 8594 on a basis consistent with the Allocation, as finally agreed. The Parties shall use the Allocation to report the transactions contemplated by this Agreement to the applicable Tax authorities, and shall not take any action inconsistent therewith in any Tax Return, upon examination of any Tax Return, in any refund claim, in any Proceeding or otherwise with respect to such Tax Returns, unless required by applicable law.

2.5.2       For U.S. federal, state and local income Tax purposes, Buyer and Seller intend that the Total Consideration (including, for the avoidance of doubt, the Cash Consideration, Stock Consideration, Buyer Options, Tax Gross Up Payments, and Applicable Additional Purchase Consideration Payments, in each case) will be treated as paid and received solely in exchange for Seller’s Membership Interests, and Buyer and Seller shall report such payments as paid and received solely in exchange for such Membership Interests, except as otherwise required by applicable Law (such as amounts treated as imputed interest and the First Earn-Out Payment Amount portion of the Applicable Additional Purchase Consideration Payment) or as required by a Tax Authority.

2.5.3             Notwithstanding anything in this Agreement to the contrary, Buyer or the Company shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer or the Company are required to deduct and withhold with respect to the making of such payment under the Code or any tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

3.             REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. Except as set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer as of the date of this Agreement:

3.1          Due Formation. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Arizona, with all requisite power and authority to own, lease and operate its properties as presently owned, leased and operated and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified would not be material to the Company. Schedule 3.1 sets forth a list of each jurisdiction in which the Company is currently licensed or qualified to do business. All limited liability company actions taken by the Company in connection with this Agreement and Ancillary Agreement will be duly authorized on or prior to the Closing.

3.2          Capitalization.

3.2.1             The Company’s issued and outstanding equity interests consist of the Membership Interests. All of the Membership Interests have been duly authorized and validly issued to Seller and were not issued in violation of, preemptive rights or applicable Laws. Seller owns, and at the Closing will own, all of the Membership Interests free and clear of all Liens. The Membership Interests held by Seller represent all of the issued and outstanding membership interests or other equity securities of the Company, and, other than Seller, no Person has any record, legal or beneficial ownership of any membership interests or other equity securities or rights to acquire any membership interests or other equity securities, of the Company. Schedule 3.2.1 sets forth all outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the membership interests or other equity securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth on Schedule 3.2.1, there are no (a) voting trusts, stockholder agreements, proxies or other understandings in effect with respect to the voting or transfer of the Membership Interests or (b) issued or outstanding equity appreciation, phantom equity, profit participation or similar rights or similar interests having equity features with respect to the Company.

3.2.2       The Company does not have any subsidiaries and does not own any interest (equity or debt) in any Person.

3.2.3       The Company has provided the ROFR Client with the applicable notice required pursuant to the AssetMark Agreement with respect to the transactions contemplated by this Agreement, a true, correct and complete copy of which is set forth on Schedule 3.2.3 and the Company has received valid and subsisting notice from the ROFR Client that it irrevocably waives all and any rights that the ROFR Client has (under the AssetMark Agreement or otherwise) to buy the Membership Interests or any other equity securities of the Company as a result of the transactions contemplated by this Agreement and/or the Ancillary Agreements (the “ROFR Notice”), and no other Person has any pre-emption right, right of first refusal or similar rights or options that may delay, restrict, prevent or in any way affect the transfer of the Membership Interests to Buyer as contemplated by this Agreement.

3.3          Condition of, Title to and Sufficiency of Assets.

3.3.1       Schedule 3.3.1 sets forth a true, correct and complete list as of the date hereof of all of the fixed assets and tangible personal property owned by the Company. All of the tangible assets of the Company, whether owned or leased, have been well maintained with standards generally followed in the industry and are in good operating condition and repair (with the exception of normal wear and tear), are adequate and suitable for their present and intended uses and, to the Knowledge of Seller, are free from defects other than such minor defects as do not interfere with the intended use thereof in the Ordinary Course of Business or adversely affect the resale value thereof.

3.3.2       The Company has good, valid, marketable and indefeasible title to, is the lawful owner of or has a valid leasehold interest in, and in each case has custody and control of, all of its assets free and clear of all Liens (other than Permitted Liens and licenses of products and services to clients of the Company entered into in the Ordinary Course of Business). The assets, properties and rights of the Company (together with any Licensed Intellectual Property) comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible reasonably necessary for the continued operation of the Company’s business as currently conducted and currently planned to be conducted. For clarity, nothing in this Section 3.3.2 shall be deemed to address infringement of third-party Intellectual Property Rights by the Company or the validity of the Company’s Intellectual Property Rights, which matters are addressed by Section 3.8.

3.4          Financial Statements; No Undisclosed Liabilities.

3.4.1       Seller has previously made available to Buyer (a) an unaudited balance sheet of the Company as of December 31, 2013 and the related statements of income and (b) an unaudited balance sheet of the Company as of December 31, 2014 and the related statements of income (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto, if any) were prepared from, are in accordance with the cash basis method of accounting, applied on a consistent basis throughout the period involved, and accurately reflect the books and records of the Company. The Financial Statements present fairly in all material respects the financial condition of the business of the Company as of such dates and the results of operations of the business of the Company for such periods. The Financial Statements (including the notes thereto, if any) make full and adequate disclosure of, and provision for, all material Liabilities of the Company (determined in accordance with GAAP) as of such dates. The Company maintains a standard system of accounting established and administered in accordance with the cash basis method of accounting, applied on a consistent basis throughout the period involved.

3.4.2       Schedule 3.4.2 sets forth a list of all Liabilities of the Company (determined in accordance with GAAP), as of December 31, 2014. Except as set forth on Schedule 3.4.2, and except for Liabilities that are (a) set forth in the Financial Statements or (b) incurred since December 31, 2014 in the Ordinary Course of Business that are not material in the aggregate, the Company does not have any Liability (determined in accordance with GAAP).

3.5          No Adverse Effects or Changes. Except as set forth on Schedule 3.5, since December 31, 2014, the Company has conducted and operated its businesses only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2014 to the Agreement Date, the Company has not:

3.5.1       experienced or been affected by any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

3.5.2       amended its articles of organization;

3.5.3       split, combined or reclassified any of its membership interests or other equity securities;

3.5.4       issued, sold or otherwise disposed of any of its membership interests or other equity securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests or other equity securities;

3.5.5       merged, consolidated or made any capital investment into or with any other Person or acquired or combined with (by merger, consolidation, acquisition of securities or assets or otherwise) any corporation, partnership or other business organization or division or any material assets of any other Person or adopted any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

3.5.6       incurred, assumed or guaranteed any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course Of Business consistent with past practice;

3.5.7       experienced any material damage, destruction or loss (whether or not covered by insurance) of any asset or property;

3.5.8       sold, leased, licensed, transferred, assigned or otherwise disposed of any of its material assets, tangible or intangible (other than sales and licenses of products and services to clients of the Company for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions, a complete and accurate description of which are set forth on Schedule 3.5.8);

3.5.9       (a) granted to any employee any increase in compensation or benefits (other than in the Ordinary Course of Business consistent with past practices), (b) granted to any employee any increase in severance or termination pay, (c) entered into or amended any employment, consulting, indemnification, severance or termination agreement with any employee (other than at will employment agreements or consulting agreements, in either case, which may be terminated by the Company without notice or Liability), (d) established, adopted, entered into, become liable under or with respect to any Employee Benefit Plan or amended or terminated any Company Plan (other than amendments and renewals in the Ordinary Course of Business and consistent with past practices) or (e) taken any action to accelerate any payments, rights or benefits, or made any material determinations not in the Ordinary Course of Business, under any Company Plan;

3.5.10 entered into any Contract relating to any Owned Intellectual Property Rights or any Licensed Intellectual Property, including for the mortgage, pledge, sale, transfer or purchase of any such Intellectual Property Rights, other than in connection with the sale and license of products and services to clients of the Company for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions, a complete and accurate description of which are set forth on Schedule 3.5.10;

3.5.11 made a material change in any financial method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements; or

3.5.12 changed in any material respect any methods of operation, including practices and policies relating to producing, purchasing, inventories, marketing, licensing, selling and pricing.

3.6          Legal Compliance. The Company has complied in all material respects with all applicable Laws related to the ownership and operation of its businesses, including Laws related to properties, sales practices, employment practices, terms and conditions of employment, labor relations and collective bargaining, leave laws, workers’ compensation, unemployment compensation, immigration, income tax, notice for mass layoffs, wages and hours, safety, occupational health and safety and civil rights. Neither the Company nor any Company Plan has received any notice, which has not been dismissed or otherwise disposed of, that the Company has not so complied with all applicable Laws. The Company has not been charged or threatened with, and, to the Knowledge of Seller, the Company is not under investigation with respect to, any violation of any Law related to the ownership or operation of its business.

3.7          Tax Matters.

3.7.1       (a) All federal, state, foreign and local Tax Returns required to be filed by the Company on or prior to the Closing Date have duly and timely (including all applicable extensions) been filed, (b) the information provided on such Tax Returns is complete and accurate in all material respects, (c) all Taxes shown to be due on such Tax Returns have been paid in full and (d) the Company is not currently the beneficiary of an extension of time to file any Tax Return.

3.7.2       The Company does not have and has not had a permanent establishment or other taxable presence in any jurisdiction outside the United States.

3.7.3       No Proceeding is currently threatened or pending against or with respect to the Company regarding Taxes. No notice of any audit or other administrative or court Proceeding and no notice of deficiency or proposed Tax adjustment has been received in writing by the Company with respect to the income, assets, operations or business of the Company.

3.7.4       The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company must file Tax Returns or that the Company is or may be subject to Tax in that jurisdiction. There are no Liens on any of the Membership Interests (or other equity interests) or assets of the Company with respect to Taxes (other than Permitted Liens).

3.7.5       The Company is not a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement pursuant to which the Company will have any obligation to make any payments after Closing, nor does the Company owe any amount under any such agreement.

3.7.6       No written ruling has been received or requested from any taxing authority by the Company or with respect to the assets of the Company and no power of attorney executed by or on behalf of the Company is currently in force with respect to any Tax matter that would, in any manner, bind, obligate or restrict Buyer.

3.7.7       The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has withheld or collected and, to the extent required, has paid over to the proper Governmental Authority all amounts required to be paid and withheld under all applicable Laws.

3.7.8       The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than itself) under Section 1.1502-6 of the Treasury Regulations (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

3.7.9       The Company will not be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made or prepaid amount received on or prior to the Closing Date; or (iv) election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

3.7.10 The Company is not and has not been a party to any “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

3.7.11 The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order entered into between the Company and any Governmental Authority which is currently in force or in effect.

3.7.12 The Company has been, since its formation, a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes.

3.8          Intellectual Property.

3.8.1       Schedule 3.8.1 sets forth a true, correct and complete list of all (i) Owned Intellectual Property that is subject to an issued or pending registration and (ii) copyrights (registered and unregistered) that are owned or purported to be owned by the Company in computer software that is material to the operation of the Company’s business. The Company is the exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens, except for any non-exclusive, non-transferable licenses that the Company has granted in the Ordinary Course of Business to clients pursuant to client agreements and Permitted Liens. Except for any non-exclusive, nontransferable licenses that the Company has granted in the Ordinary Course of Business to clients pursuant to client agreements, (a) the Company has not licensed any Owned Intellectual Property to any Person, and (b) the Company does not have any obligation to grant any license of any Owned Intellectual Property to any Person. The Company has sufficient rights to use and license the Owned Intellectual Property for the operation of the business of the Company as currently conducted and as currently planned to be conducted, all of which rights shall survive unchanged as to Buyer after the consummation of the transactions contemplated by this Agreement, and there are no royalties, honoraria, fees or other payments payable by the Company to any Person for the purchase, license, sublicense or use of any Owned Intellectual Property.

3.8.2       The Company has valid licenses to use the Licensed Intellectual Property, subject only to the terms of the applicable Business IP Agreements. Schedule 3.8.2 sets forth a true, correct and complete list of all Business IP Agreements (except for nondisclosure agreements entered into with clients in connection with the sale and license of products and services for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions, a complete and accurate description of which are set forth on Schedule 3.9.2), identifying therein all Licensed Intellectual Property. Prior to the date hereof, Seller has furnished to Buyer true, correct and complete copies of all Business IP Agreements required to be listed, or that are otherwise identified, in Schedule 3.8.2. The Company is in compliance in all material respects with all obligations under each Business IP Agreement, there has been no breach of any Business IP Agreement by the Company that is continuing and unremediated and the Company has not received any written notice of any default or any event that, with the giving of notice or lapse of time or both, would constitute a default under (or other breach of) any Business IP Agreement. The Company has paid all royalties that may have been due prior to the Closing Date to any Person with respect to the Licensed Intellectual Property.

3.8.3       To the Knowledge of Seller, no Person is engaging in, or has engaged in at any time, any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property. No

Intellectual Property Rights of any other Person were misappropriated in the development of the Owned Intellectual Property and the use of the Owned Intellectual Property and the operation of the business of the Company as currently conducted and as currently planned to be conducted does not infringe, or otherwise violate or conflict with, the Intellectual Property Rights of any other Person. There is no Proceeding pending or, to the Knowledge of Seller, threatened against the Company concerning any of the foregoing, nor has the Company received any written notification that a license under any other Person’s Intellectual Property Right is or may be required. The Company has not entered into any Contract or is otherwise obligated to indemnify any other Person against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property Rights of any other Person, except for Contracts entered into with clients in connection with the sale and license of products and services for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions, a complete and accurate description of which are set forth on Schedule 3.8.3.

3.8.4       Except for disclosure to Buyer (or its authorized representatives) in connection with this Agreement, the Company has taken reasonable measures to maintain the confidentiality and value of all confidential information used or held for use by the Company.

3.8.5       No employee, independent contractor or agent of the Company is, to the Knowledge of Seller, in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Owned Intellectual Property or Licensed Intellectual Property. To the extent that any Intellectual Property Right has been conceived, developed or created for the Company by any other Person, the Company has executed valid and enforceable written agreements with such Person with respect thereto transferring to the Company, to the extent permitted by Law, the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

3.8.6       Schedule 3.8.6 sets forth a true, correct and complete list of: (i) each item of open source software that is contained or embedded in, or distributed or made available with, any of the Company’s products, or from which any part of any of the Company’s products is derived; (ii) the applicable license terms for each such item of open source software; and (iii) the Company product to which each such item of open source software relates. The Company has at all times complied with the licenses applicable to each item such open source software identified. None of the Company’s products contains, is derived from, is distributed with or is being or was developed using open source software in a manner that imposes a requirement or condition that any of the Company’s products or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge.

3.9                       Material Contracts and Contract defaults. Schedule 3.9.1 lists all Material Contracts (except for nondisclosure agreements entered into with clients in connection with the sale and license of products and services for revenue in the Ordinary Course of Business on the Company’s standard terms and conditions, a complete and accurate description of which are set forth on Schedule 3.9.2) to which the Company is a party or to which the Company is otherwise bound as of the Agreement Date. Seller has delivered to Buyer a true, correct and complete copy of each Material Contract set forth on Schedule 3.9.1, including any and all amendments or other modifications thereto. Neither the Company, nor, to the Knowledge of Seller, any other party is in breach of or in violation or default under any Material Contract set forth on Schedule 3.9.1, or any NDA and no event has occurred which, with or without notice or lapse of time or both, would result in a breach, violation or default of any such Material Contract on the part of the Company. The Company has not received any written notice from, or given any written notice to, any other party indicating that the Company, or such other applicable party, is in breach, violation or default under any Material Contract, or any NDA, and all such Material Contracts are valid and binding and in full force and effect and are enforceable by the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

3.10 Employee Benefits.

3.10.1 Schedule 3.10.1 lists each Employee Benefit Plan which the Company maintains, sponsors, is a party to, participates in, has a commitment to create, to which the Company contributes or has an obligation to contribute, or with respect to which the Company otherwise has or may have any Liability (each, a “Company Plan” and, collectively, the “Company Plans”).

3.10.2 Except as set forth in Schedule 3.10.2, the Company does not have, nor has had at any time, any ERISA Affiliates, and no other entities or trade or businesses would be treated as a member of a controlled group of corporations or trades or business with the Company within the meaning of §414 of the Code.

3.10.3 None of the assets of any Company Plan are invested in employer securities or employer real property.

3.10.4 A true, correct and complete copy of each Company Plan set forth or required to be set forth on Schedule 3.10.1, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Buyer. In the case of any Company Plan which is not in written form but is otherwise material to the Company or the Company’s employees, Buyer has been supplied with an accurate description of such Company Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter with respect to each Company Plan, to the extent applicable, has been supplied to Buyer, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

3.10.5 Each Company Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in accordance with the terms of such Company Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Law, and to the Knowledge of Seller, no event has occurred which will or could reasonably cause any such Company Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

3.10.6 Each Company Plan that is intended to meet the requirements of a “qualified plan” under §401(a) of the Code, and any trust which forms a part of such plan that is intended to qualify as tax-exempt under §501(a) of the Code, is the subject of a current favorable determination, opinion or advisory letter from the IRS, and to the Knowledge of Seller, nothing has occurred since the date of such letter or otherwise in the operation of any plan that cannot be cured within the remedial amendment period (within the meaning of §401(b) of the Code and applicable regulations) or that otherwise would need to be corrected through the employee plan compliance resolution system, which would reasonably be expected to prevent any such Company Plan from remaining so qualified. No event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under §511 of the Code.

3.10.7 None of the Company Plans obligates the Company to pay any bonus, separation, severance, termination or similar benefit, accelerate any vesting or payment schedule, increase any employee account balance, forgive any indebtedness, or alter or increase any benefits to any current or former employee, director, or officer of the Company solely as a result of this Agreement or the consummation of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of §280G of the Code and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits from the Company to any employee, officer or director of the Company to be either subject to an excise Tax or non-deductible Tax under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered.

3.10.8 With respect to the Company Plans, (a) no assets of the Company are subject to any Lien under §412(n) or §430(k) of the Code or §303(k) or §4068 of ERISA (or under any predecessor sections of the Code or

ERISA with respect to Liens related to pension plan funding), (b) no transaction described in §4069 of ERISA has occurred and (c) there are no pending or, to the Knowledge of Seller, threatened Proceedings with respect to any Company Plan (other than routine claims for benefits in the Ordinary Course of Business) which could reasonably be expected to result in any Liability to Buyer (whether direct or indirect) and, to the Knowledge of Seller, there are no facts or circumstances which would reasonably be expected to give rise to any such Proceedings, audits or claims.

3.10.9 None of the Company or any of its ERISA Affiliates maintains, contributes to, has any obligation to contribute to or has any other Liability, including current or potential withdrawal Liability, with respect to any Multiemployer Plan.

3.10.10 No Company Plan is an, and none of the Company or any of its ERISA Affiliates maintains, contributes to, has any obligation to contribute to or otherwise has or may have any other Liability with respect to any, (a) “employee pension benefit plan” (as defined in §3(2) of ERISA) that is subject to Title IV of ERISA or §412 of the Code or §302 of ERISA, whether or not terminated, (b) multiple-employer plan (within the meaning of §413(c) of the Code), (c) plan that provides post-retirement or post-employment medical, life insurance or other welfare-type benefits, other than statutory Liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and §4980B of the Code or applicable state Law, or (d) a multiple employer welfare arrangement (within the meaning of §3(40) of ERISA).

3.10.11 There have been no fiduciary failures, prohibited transactions (as described in §406 of ERISA or §4975 of the Code) or other acts or omissions by the Company, or to the Knowledge of Seller, any other Person charged with the administration or operation of Company Plans that have given rise to or may give rise to interest, fines, penalties, Taxes or related charges under ERISA, the Code or other applicable Law for which Buyer may be liable. All Company Plans which are subject to §409A of the Code comply with §409A in form and operation. None of the Company or any of its ERISA Affiliates is a nonqualified entity within the meaning of §457A of the Code.

3.10.12 There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under §502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable.

3.10.13 Each Company Plan which constitutes a “group health plan” (as defined in §607(i) of ERISA or §4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under §4980B and §414(t) of the Code or §601-608 of ERISA, have been operated in material compliance with applicable law, including the continuation coverage requirements of §4980B of the

Code and §601 of ERISA and the portability and nondiscrimination requirements of §9801 and 9802 of the Code and §701-707 of ERISA, to the extent such requirements are applicable.

3.10.14 All contributions and payments with respect to each Company Plan have been timely made when due, and all contributions for the period prior to the Closing Date, which are not yet due, have been made or accrued in accordance with the Company’s past custom and practice.

3.11 Employment and Labor Matters.

3.11.1 The Company has separately provided to Buyer on the date hereof Schedule 3.11.1 which is a true, correct and complete list of each employee of the Company and each independent contractor providing services to the Company and in the case of each such employee and contractor, the following information, if applicable: (a) name and title or position; (b) date of hire or commencement of service; (c) work location; (d) whether full-time or part-time, whether hourly or salaried and whether exempt or non-exempt; (e) whether covered by the terms of a collective bargaining agreement, an employment agreement or a consulting agreement; (f) annual salary or basic terms of consulting fees, as the case may be, and, if applicable, target bonus and other incentive compensation; and (g) accrued unused vacation, sick and other paid time off eligibility as of a recent practicable date.

3.11.2 A true, correct and complete copy of each employee handbook or manual and each personnel policy applicable to the Company’s employees has been supplied to Buyer.

3.11.3 (a) The Company is not currently (and has not been during the past five (5) years) party to, in the process of negotiating or bound by any collective bargaining agreement or relationship with any labor organization; (b) to the Knowledge of Seller, no executive or management-level employee (i) has expressed in writing any present intention to terminate his or her employment or (ii) has indicated that he or she is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (other than the Company) that would be a material conflict to the performance of such employee’s employment duties or the ability of the Company to conduct its business; (c) no labor organization or group of employees has, at any time, filed any representation petition or made any written or oral demand for recognition; (d) no union organizing or decertification efforts are (or have been at any time in the past five (5) years) underway or, to the Knowledge of Seller, threatened and no other question concerning representation exists; (e) no strike, lockout, work stoppage, slowdown, walkout, hand-billing, picketing or other concerted action or labor dispute has occurred at any time in the past five (5) years, and none is underway or, to the Knowledge of Seller, threatened; and (f) except as set forth on Schedule 3.11.3 there is no employment-related Proceeding, complaint, grievance, inquiry or obligation of any kind, pending or, to the Knowledge of Seller, threatened in any forum, related to an alleged violation or breach by the Company or its officers, managers, employees or authorized agents, in each case, to the extent giving rise to a Liability to the Company, of any Law or Contract.

3.11.4 Except as set forth on Schedule 3.11.4, there are no employment contracts with severance provisions or severance agreements between any employees of the Company and the Company. The Company has made timely and proper payment of all amounts payable with respect to employees and consultants, including all wages, commissions, bonuses, severance payments, consulting payments, reimbursements, other amounts due pursuant to any employment or consulting agreement, and withholding for income and employment Taxes, or otherwise have made appropriate accruals on its books. No later than the Closing Date, the Company shall have paid in full all then-due wages and other amounts then due and payable with respect to employees and consultants. The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and have withheld or collected and, to the extent required, have paid over to the proper Governmental Authority all amounts required to be paid and withheld under all applicable Laws.

3.11.5 To the Knowledge of Seller, none of the Company’s current employees has been convicted of any felonies or any drug-related criminal offenses.

3.11.6 With respect to the transactions contemplated by this Agreement, any notice required under any Law or collective bargaining agreement has been given by the Company and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. The Company has not implemented any plant closings or employee layoffs that could implicate the WARN Act.

3.12 Litigation. Schedule 3.12 sets forth each instance in which the Company, (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party to any Proceeding of, in, or before any Governmental Authority. There are no Proceedings pending or, to the Knowledge of Seller, threatened by or against or affecting the Company or any of its assets or properties, with respect to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby.

3.13 Real Property. The Company does not currently own, nor at any time in the past owned, any interest in any real property. Schedule 3.13 sets forth, as of the Agreement Date, a true, correct and complete list and description of all real property leased by or on behalf of the Company including the rental amount currently being paid, the term of such lease and the current use of such property. Except as set forth on Schedule 3.13, as of the Agreement Date, the Company is not party to any lease, sublease or other occupancy agreement pursuant to which the Company holds any leasehold or sub-leasehold estate or other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property. Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting real property set forth in Schedule 3.13 and Seller holds good and valid leasehold interest in respect of such real property free and clear of Liens (other than Permitted Liens). The use and operation of the real property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. As of the Agreement Date, there are no Proceedings pending nor, to the Knowledge of Seller, threatened against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.14 Customers and Suppliers. Schedule 3.14 sets forth for the calendar years ended December 31, 2013 and December 31, 2014, and for the three (3) months ended March 31, 2015, the name of each customer of the Company that represents the top seventy percent (70%) of the Company’s revenue for such periods and all material suppliers for such periods. Seller has provided to Buyer a full copy of each Contract with each such customer and supplier. Except as set forth on Schedule 3.14, none of such customers or suppliers has given the Company written notice terminating or canceling, or threatening to terminate or cancel (or substantially reduce business under), any Contract, nor, to the Knowledge of Seller, is there any reason to believe any such customer or supplier has any such intention. Except as set forth on Schedule 3.14, as of the Agreement Date, there is no dispute between the Company, on the one hand, and any such customer or supplier, on the other hand.

3.15 No Business Activity Restrictions. There is no non-competition requirement, exclusive purchase, exclusive supply, exclusive distribution or representative or other similar Contract to which the Company is a party or is otherwise bound that by its terms has or would reasonably be expected to have the effect, following the Closing, of prohibiting or impairing the conduct of the business of Buyer or any of its Affiliates under Buyer’s control.

3.16 Certain Business Practices. None of the Company, Seller nor, to the Knowledge of Seller, any director, officer, executive, member, manager, agent, representative or employee of the Company (in its capacity as director, officer, executive, member, manager, agent, representative or employee) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the business of the Company; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property in respect of the business of the Company, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (c) made any unlawful payment to any customer or supplier of the business of the Company or any director, officer, executive, member, manager, partner, employee or agent of any such customer or supplier; or (d) will have done, as of the Closing Date, any of the foregoing on behalf of or otherwise for the benefit of the business of the Company.

3.17 Indebtedness. As of the date hereof, the Company has no Indebtedness (other than that which will be satisfied in full pursuant to the Payoff Letter).

3.18                                                          Insurance. Schedule 3.18 sets forth, as of the Agreement Date, a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or the Company) and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the Closing for their respective scheduled terms. As of the Agreement Date, Seller nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who, to the Knowledge of Seller, are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth in Schedule 3.18, as of the Agreement Date, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller nor the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

3.19 Books and Records. The minute books and equity record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, the board of managers and any committees of the board of managers of the Company, and no meeting, or action taken by written consent, of any such members, board of managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.20 Brokers’ Fees. Neither the Company nor Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

3.21                        Full Disclosure. To the Knowledge of Seller, neither this Agreement nor the Disclosure Schedule hereto contains any untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

4.                                      REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as of the date of this Agreement:

4.1                               Due Authorization; Enforceability. Seller has full power and authority (including legal capacity) to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements by Seller, the performance by Seller of its obligations or the consummation by Seller of such transactions. This Agreement has been duly and validly executed and delivered by Seller and the Ancillary Agreements shall have been duly and validly executed and delivered by Seller on or prior to the Closing Date. This Agreement constitutes a legal, valid and binding obligation of Seller, and each of its Ancillary Agreements when executed and delivered shall constitute a legal, valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.2                               Consents and Approvals; No Conflicts.

4.2.1                          No consent, authorization or approval of, filing or registration with any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement and its Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.2.2                          The execution and delivery by Seller of this Agreement and its Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not: (a) violate any Law or other restriction of any Governmental Authority applicable to Seller, the Membership Interests or the Company; (b) violate any provision of the certificate of formation, operating agreement or similar organizational documents of Seller or the Company; (c) violate or conflict with, result in a breach or termination of, constitute a default or give any Person any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller or the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any material Contract to which Seller is a party or by which Seller or any of Seller’s assets or properties are bound, or (ii) any Material Contract to which the Company is a party or by which the Company or any of the Company’s assets or properties are bound; (d) permit the acceleration or maturity of any Indebtedness of the Company or Indebtedness secured by any of the Company’s assets or properties; or (e) result in the creation of any Lien on any of the assets of the Company or on the Membership Interests.

4.3                               Title to Membership Interests. Seller is the record owner of, and has good, valid, marketable and indefeasible title to, the Membership Interests. Seller owns the Membership Interests free and clear of all Liens. Seller has the full power, authority and capacity to transfer and deliver the Membership Interests to Buyer, free and clear of all Liens, and the Membership Interests will be, when delivered by Seller to Buyer pursuant to the transactions contemplated by this Agreement, free and clear of any and all Liens. Seller is not a party to any option, warrant, purchase right or other Contract that could require Seller to sell, transfer or otherwise dispose of any of the Membership Interests (other than this Agreement). Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any equity interests of the Company.

4.4                               Litigation. As of the Agreement Date, Seller is not a party to any pending or, to the Knowledge of Seller, threatened, Proceedings, at law or in equity, by or before any Governmental Authority or arbitration panel, which, if determined adversely to Seller, would have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

4.5                               Tax Status. For U.S. federal income Tax purposes, Seller (i) is a “United States person” within the meaning of Section 7701(a)(30) of the Code, (ii) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code and/or Section 1.1445-2(b) of the Treasury Regulations and (iii) is not classified as disregarded as an entity separate from its owner.

4.6                               No Other Representations and Warranties. Except for the representations and warranties contained in Article 3 and this Article 4, Seller has not made, and Seller hereby specifically disclaims any other, express or implied representation or warranty, either written or oral, made by or on behalf of Seller, including any representation or warranty arising from statute or otherwise in Law.

5.                                      REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as of the date of this Agreement:

5.1                               Due Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of Delaware.

5.2                               Due Authorization; Enforceability. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and its Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other action or proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or its Ancillary Agreements by Buyer, the performance by Buyer of such obligations or the consummation by Buyer of such transactions. This Agreement has been duly and validly executed and delivered by Buyer and its Ancillary Agreements shall have been duly and validly executed and delivered by Buyer on or prior to the Closing Date. This Agreement constitutes a legal, valid and binding obligation of Buyer, and each of its Ancillary Agreements when executed and delivered shall constitute a legal, valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies. The shares of Buyer Common Stock issued, or subject to Buyer Stock Options issued, pursuant to Section 2.3 will, when issued or granted to Seller, be duly authorized, validly issued, fully paid and non-assessable.

5.3                               Consents and Approvals; No Conflicts.

5.3.1                               No consent, authorization or approval of, filing or registration with any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Buyer of this Agreement and its Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5.3.2                               The execution and delivery by Buyer of this Agreement and its Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not: (a) violate any Law or other restriction of any Governmental Authority applicable to Buyer; (b) violate any provision of the organizational documents of Buyer; (c) violate or conflict with, result in a breach or termination of, constitute a default or give any Person any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Buyer under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound; or (d) permit the acceleration or maturity of any indebtedness of Buyer or indebtedness secured by any of its assets or properties.

5.4                               Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

5.5                               Litigation. As of the Agreement Date, Buyer is not a party to any pending or, to the actual knowledge of the directors of Buyer, Viggy Mokkarala, Shelly O’Brien, Patrick Marr, Matthew Majoros or Pete Darrigo, threatened, Proceedings, at law or in equity, by or before any Governmental Authority or arbitration panel, which, if determined adversely to Buyer, would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

5.6                               Financing. At and following the Closing, Buyer will have sufficient funds available to permit Buyer to satisfy its obligations to Seller under Sections 2.2 and 2.3.

5.7                               No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5, neither Buyer nor any of its Affiliates has made, and Buyer (on behalf of itself and its Affiliates) hereby specifically disclaims any other, express or implied representation or warranty, either written or oral, made by or on behalf of Buyer or its Affiliates, including any representation or warranty arising from statute or otherwise in Law (including any relating to the future financial condition, results of operations, assets or liabilities of the Company or achievability of the Applicable Additional Purchase Consideration Payments).

6.                                      POST-CLOSING COVENANTS.

6.1                               Non-Competition; Non-Solicitation.

6.1.1                               Seller agrees that, during the Restricted Period, it shall not and shall cause each of its Affiliates not to, directly or indirectly, engage in any Restricted Business in any capacity, including rendering services to or having a financial interest in any Restricted Business. For the avoidance of doubt, the Parties agree that it would be a violation of this Section 6.1.1 for Seller or any of its Affiliates to act as consultant, advisor, independent contractor, officer, manager, employee, principal, agent, lender or trustee of any Person that is engaged in any Restricted Business during the Restricted Period, provided that nothing in this Section 6.1.1 shall prohibit Seller or any of its Affiliates from (i) owning, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any Restricted Business, meaning securities that are traded on a national or foreign securities exchange or (ii) performing speaking engagements and receiving honoraria in connection with such engagements (provided Seller is not doing so on behalf of a Restricted Business).

6.1.2                               Seller agrees that during the Restricted Period it shall not and shall cause each of its Affiliates not to, directly or indirectly, solicit for employment or encourage to leave employment any employee of Buyer or the Company. Nothing in this Section 6.1.2 shall prohibit Seller from placing general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company or the Buyer or any of their Affiliates, successors or assigns.

6.1.3                               Seller acknowledges that (a) any violation of the provisions of this Section 6.1 would cause irreparable harm to Buyer and that money damages would not be an adequate remedy for any such violation and (b) accordingly, Buyer and its Affiliates shall be entitled to obtain injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction. The remedies provided in this Section 6.1 are cumulative and shall not exclude any other remedies to which Buyer may be entitled under this Agreement or Law, and the exercise of a remedy under this Section 6.1 shall not be deemed an election excluding any other remedy or any waiver thereof, except as provided in Annex A.

6.1.4                               If any Governmental Authority determines that the foregoing restrictions are too broad or otherwise unreasonable under Law, including with respect to time or geographical scope, such Governmental Authority is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under Law. Seller acknowledges, however, that this Section 6.1 has been negotiated by each such Person and that the geographical scope and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the transactions contemplated by this Agreement.

6.2                               Confidentiality.

6.2.1                               After the Closing, Seller shall (and shall cause each of its Affiliates to) hold, and shall use commercially reasonable efforts to cause its representatives to hold, in strict confidence from any Person (other than any such representative) all non-public documents and information concerning the business of the Company and Buyer or any of its Affiliates, either furnished to it by Buyer or Buyer’s Affiliates or representatives, or to which Seller otherwise had access to at any time (including prior to the Closing Date) in connection with this Agreement or the transactions contemplated hereby or the conduct of the business of the Company prior to the Closing, including all non-public information associated with the business of the Company (“Confidential Information”), except (I) to the extent that such documents or information can be shown by Seller to have been: (a) previously known by the Party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the receiving Person; or (c) later lawfully acquired by the receiving Person from another source that is not under an obligation to Buyer or another Person to keep such documents and information confidential or (II) in dispute resolution proceedings involving Buyer and concerning the transactions contemplated by this Agreement, for disclosures to the courts or arbitrators involved in such proceedings and to other Persons involved in such proceedings (e.g., attorneys and expert witnesses) that are bound by confidentiality restrictions. In the event that Seller (or any of its Affiliates) is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person shall (i) provide Buyer with prompt notice so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the provisions of this Section 6.2 and (ii) cooperate with Buyer, at Buyer’s expense, in any effort Buyer undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 6.2, the disclosing Person shall disclose to the Person compelling disclosure only that portion of the Confidential Information that the disclosing Person is advised, by its counsel, is legally required and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed (to the extent available).

6.2.2                               Seller acknowledges that (a) any violation of the provisions of this Section 6.2 would cause irreparable harm to Buyer and that money damages would not be an adequate remedy for any such violation and (b) accordingly, Buyer and its Affiliates shall be entitled to obtain injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction. The remedies provided in this Section 6.2 are cumulative and shall not exclude any other remedies to which Buyer may be entitled under this Agreement or Law, and the exercise of a remedy under this Section 6.2 shall not be deemed an election excluding any other remedy or any waiver thereof.

6.3                               Employment and Benefit Arrangements. Buyer shall, or shall cause its Affiliates to, credit the Continuing Employees for service earned on and prior to the Closing, (a) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits under any retirement or other employee benefit plan, program or arrangement of Buyer or its Affiliates under which Continuing Employees are eligible to participate on or after the Closing save with respect to The Envestnet Scholarship Plan maintained by Buyer and (b) for such additional purposes as may be required by applicable Law. To the extent that Continuing Employees participate in any welfare benefit coverage or plan maintained by Buyer or its Affiliates save with respect to The Envestnet Scholarship Plan maintained by Buyer, Buyer shall use commercially reasonable efforts take actions in order to (x) waive any applicable waiting periods, pre-existing conditions or actively at work requirements and (y) give such employees credit under the new coverages or benefit plans for deductibles, co insurance and out of pocket payments that have been paid during the year in which such participation begins. Notwithstanding any of the foregoing, service or vesting credit will not be given for purposes of benefit accruals or benefit amounts under any defined benefit pension plan, post-retirement welfare benefits, or to the extent that such recognition would result in duplication of benefits and in no event will any service prior to the Closing with the Company or any predecessor count as service with Buyer for purposes of The Envestnet Scholarship Plan. Nothing in this Section 6.3 shall give any third party, including any employees of the Company, any right to enforce the provisions of this Section 6.3 as a third-party beneficiary, except that Seller shall be an express beneficiary of this provision. For purposes of this Section 6.3, a “Continuing Employee” means the employees of the Company who remain employees of the Company’s successor immediately following the Closing.

6.4                               Brokers. Regardless of whether the Closing shall occur, (a) Seller shall indemnify Buyer and its Affiliates (including, after the Closing, the Company) against, and hold Buyer and its Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by Seller, the Company or its Affiliates in respect of the transactions contemplated by this Agreement and (b) Buyer shall indemnify Seller and its Affiliates against, and hold Seller and its Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by Buyer or its Affiliates (excluding the Company) in respect of the transactions contemplated by this Agreement.

6.5                               Cash Bonus Amount. Following the Closing, Seller and Buyer agree to negotiate in good faith to determine the identity of the Company employees that should be entitled to receive, and their respective proportions of, the Cash Bonus Amount (which Seller and Buyer intend to pay to the applicable employees over a three (3) year period and which will require continued employment). Following such determination, Buyer shall deliver an amount equal to the agreed proportion of the Cash Bonus Amount at such times and in such amounts as agreed. For clarity, any portion of the Cash Bonus Amount that is not actually paid by Buyer to such Company employees will be returned by Buyer to Seller instead.

6.6                               Non-disparagement. Seller shall not, directly or indirectly, talk about, discuss, issue, cause or authorize to be issued, or participate in, any communication, publication, book, article, correspondence, memorandum, leaflet, handbill, press release, website, lecture, public statement, or speech of any kind, whether oral, written or effected by electronic means, that mentions or refers directly to Buyer or any of its Affiliates, including the business and operations of Buyer or any of its Affiliates under its control, in each case, that is specifically intended to cause material financial harm or material loss of opportunity to the Buyer or any of its Affiliates under its control or that is undertaken on the following basis: (1) knowingly and with intent to disparage, criticize or otherwise reflect adversely on Buyer or any of its Affiliates under its control or (2) intentionally designed to induce any individual, group, organization, or entity to take any material action against or adverse to Buyer or any of its Affiliates under its control, or (3) knowingly and in bad faith designed to cause any individual, group, organization or entity not to invest in or contract with, directly or indirectly, Buyer or any of its Affiliates under its control. For clarity, the penalties for an uncured breach of this Section 6.6 will be addressed solely in Annex A.

6.7                               Other Payoff Amount. Buyer shall deposit into the escrow contemplated by the Payoff Letter the Other Payoff Amount.

7.                                      INDEMNIFICATION.

7.1                               Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months after the Closing Date; provided that the Fundamental Warranties shall survive the Closing and continue in full force and effect until expiration of the applicable statute of limitation for the subject matter of the Fundamental Warranty in question (which for clarity is not the statute of limitations for breach of contract under Delaware law). No claim may be made (i) with respect to any alleged breach of a representation or warranty contained in this Agreement, unless notice of such claim is given to Seller or Buyer, as applicable, within the period specified in the immediately preceding sentence, in which case the survival period with respect to the applicable representation and warranty, as it relates to such claim, shall be extended until such claim is resolved, and (ii) (a) with respect to any alleged breach of any covenant or agreement in this Agreement to be performed prior to the Closing Date, unless notice of such claim is given to Seller or Buyer, as applicable, prior to or on the date that is eighteen (18) months after the Closing Date (and liability hereunder with respect to such covenants shall survive the Closing until such date) in which case such claim shall survive until such claim is resolved, and (b) with respect to any alleged breach of any covenant or agreement in this Agreement to be performed following the Closing Date, unless notice of such claim is given to Seller or Buyer, as applicable, prior to the expiration of the applicable statute of limitation for the subject matter of the covenant or agreement in question, in which case such claim shall survive until such claim is resolved. The covenants and agreements of the Parties contained in this Agreement and the Ancillary Agreements to be performed following the Closing Date shall survive the Closing Date in accordance with their terms or, if no term is stated, until they are fully performed.

7.2                               Indemnification by Seller.

7.2.1                               Seller agrees, subject to the other terms, conditions and limitations of this Article 7, to indemnify Buyer and its Affiliates and each of its respective directors, officers, employees and representatives (collectively, the “Buyer Indemnified Parties”) against, and to hold the Buyer Indemnified Parties harmless from, all Adverse Consequences suffered or incurred by any Buyer Indemnified Party arising out of or related to: (a) any breach of any representation or warranty set forth in Article 3; (b) Indemnified Taxes; or (c) any of the Contracts described on Schedule 7.2.1(c).

7.2.2                               Seller agrees, subject to the other terms, conditions and limitations of this Article 7, to indemnify the Buyer Indemnified Parties against, and to hold the Buyer Indemnified Parties harmless from, all Adverse Consequences suffered or incurred by any Buyer Indemnified Party arising out of or related to: (a) any breach of any representation or warranty of Seller set forth in Article 4, or (b) any failure by Seller to perform or comply with any covenant or agreement in this Agreement.

7.2.3                               Seller shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 7.2.1(a) or Section 7.2.2(a): (i) unless and until the aggregate amount of Adverse Consequences suffered by Buyer Indemnified Parties for which the Buyer Indemnified Parties would otherwise be entitled to indemnification pursuant to

Section 7.2.1(a) exceeds Three Hundred Thousand Dollars ($300,000) (the “Basket Amount”), but in the event such Adverse Consequences exceed the Basket Amount, Seller shall be liable and responsible to the Buyer Indemnified Parties for the full amount of such Adverse Consequences (subject to clause ii of this Section 7.2.3), without reduction for the Basket Amount; or (ii) to the extent the aggregate amount of Adverse Consequences suffered by Buyer Indemnified Parties exceeds twelve and a one-half percent (12.5%) of the value of the Total Consideration actually received by Seller, after which point Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against further such Adverse Consequences; provided that the limitations contained in this Section 7.2.3 shall not apply with respect to (x) any breaches of, or inaccuracy in, any Fundamental Warranties made by Seller in this Agreement or (y) any claims of, or causes of action arising from, the intentional fraud (including the element of scienter) of Seller with respect to any representation or warranty contained in this Agreement.

7.2.4                               The total amount of indemnification payments that Seller can be required to make to the Buyer Indemnified Parties with respect to any breaches of, or inaccuracy in, any Fundamental Warranties made by Seller in this Agreement under Section 7.2.1(a) or under Section 7.2.2(a) shall be limited to the value of the Total Consideration actually received by Seller (inclusive of any amounts paid up to the limit described in Section 7.2.3(ii)).

7.2.5                               Any claim for indemnification shall be calculated (i) net of all insurance proceeds or other indemnification or contribution payments from any third party, if any, actually received by a Buyer Indemnified Party in respect of the same matter as the claim for indemnification against Seller, less any increase in premiums or other recovery costs or expenses as a result of such claim for insurance proceeds, indemnification or contribution payments; (ii) as to actual losses and out-of-pocket costs and expenses incurred by a Buyer Indemnified Party, without regard to speculative damages; and (iii) without regard to any punitive, special or consequential damages, unless (x) any such punitive, special or consequential damages are awarded by a Governmental Authority or arbitrator and payable to a third party or (y) any such consequential damages are reasonably foreseeable. If any Buyer Indemnified Party is first indemnified by Seller for a particular amount of Adverse Consequences pursuant to this Article 7 and thereafter such Buyer Indemnified Party (or an Affiliate thereof) actually receives an insurance payment or third-party indemnification or contribution payment that is attributable to the same subject matter underlying the indemnification claim against Seller, then such Buyer Indemnified Party shall promptly reimburse Seller for the lesser of (I) the insurance or third-party payment (net of any increase in premiums or other recovery costs or expenses) and (II) such amount paid by Seller to Buyer.

7.2.6                               All claims for indemnification made by a Buyer Indemnified Party pursuant to this Article 7 shall be brought first against the Holdback Amount until the Holdback Amount is exhausted before any claim for indemnification may be brought against Seller. For purposes of satisfying any particular claim for indemnification made by a Buyer Indemnified Party pursuant to this Article 7, (i) each share of Buyer Common Stock forfeited by Seller will be deemed to have a value equal to the closing price of Buyer Common Stock on the date of issuance, (ii) each share of Buyer Common Stock subject to a Buyer Stock Option forfeited by Seller will be deemed to have a value equal to 40% of the closing price of Buyer Common Stock on the date of issuance of the Buyer Stock Option, and (iii) Seller may in his sole discretion satisfy any claim for indemnification brought against Seller (A) entirely in cash; or (B) in a mix of cash, shares of Buyer Common Stock and/or Buyer Stock Options (including, in the case of any such consideration that has been earned but is subject to payment in installments or holding periods, by selecting the consideration which will be paid or released from a holding period the latest in time (“Delayed Consideration”) provided that in no event shall the relative proportion of shares of Buyer Common Stock and Buyer Stock Options (including any Delayed Consideration) used to satisfy any such claim be of a greater proportion than that which has been received (in the aggregate) by Seller at the time that any such claim is made.

7.2.7                               Buyer hereby acknowledges that, other than the representations and warranties made in Section 3 (as qualified by the Disclosure Schedule) and Section 4, Seller does not make and has not made, and Buyer is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Company or Seller, as applicable, or the subject matter of this Agreement. Seller hereby acknowledges that, other than the representations and warranties made in Section 5, neither Buyer nor any of its Affiliates makes or has made, and Seller is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Company or Buyer or any of its Affiliates, as applicable, or the subject matter of this Agreement.

7.2.8                               Except with respect to intentional fraud, the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties contained in this Article 7 shall constitute the sole and exclusive remedy of the Buyer Indemnified Parties and Seller Indemnified Parties for any and all Adverse Consequences arising out of or related to this Agreement and any certificate required to be executed and delivered in connection herewith or otherwise executed and delivered at the Closing (but specifically excluding the Employment Agreement), meaning that the survival periods and liability limits set forth in this Article 7 shall control notwithstanding any statutory or common law provisions or principles to the contrary. For clarity, nothing in this Section 7.2.8  shall limit the ability of Buyer or Seller to seek the equitable remedy of injunction or specific performance.

7.3                               Indemnification by Buyer. Buyer agrees, subject to the other terms, conditions and limitations of this Article 7, to indemnify Seller and its Affiliates and each of their respective directors, officers, employees and representatives (collectively, the “Seller Indemnified Parties”), against, and hold the Seller Indemnified Parties harmless from, all Adverse Consequences suffered or incurred by any Seller Indemnified Party arising out of or related to: (a) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement; or (b) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement or any Ancillary Agreement.

7.4                               Matters Involving Third Parties.

7.4.1                               If any third party notifies any Party (the “Indemnified Party”) of any matter (including any Proceeding by or in respect of such third party) (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof; provided that the failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Party of its obligations under this Article 7 except to the extent (if any) that the Indemnifying Party shall have been actually materially prejudiced thereby.

7.4.2                               Any Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third-Party Claim at its own expense and with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third-Party Claim without the prior consent of the Indemnified Party unless the judgment or proposed settlement: (a) involves only the payment of money damages (all of which will be paid by the Indemnifying Party); (b) does not impose an injunction or other equitable relief upon the Indemnified Party; (c) does not include the admittance of any fault; (d) involves a dismissal of the underlying claim without prejudice (if applicable); (e) includes a full release by the plaintiff or claimant of all Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, from any Liability; and (f) includes a provision whereby the plaintiff or claimant in the matter is prohibited from disclosing publicly any information regarding the Third-Party Claim or such relief without the Indemnified Party’s prior consent. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of, defend, compromise or settle any such Third-Party Claim in the name of the Indemnified Party if: (i) the Indemnifying Party fails to defend or fails to prosecute the defense within a reasonable time period (not to exceed thirty (30) days from the date the Indemnified Party provides notice of such Third-Party Claim) or withdraws from such defense; (ii) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate; (iii) the Third-Party Claim is a criminal Proceeding; (iv) in the case of a Buyer Indemnified Party, the Third-Party Claim is by a customer or supplier of Buyer or the Indemnified Party reasonably believes an adverse determination (or adverse actions to be taken by or on behalf of the Indemnified Party) with respect to the Third-Party Claim would be detrimental to or injure the reputation of Buyer, Buyer’s Affiliates or any of their respective businesses; or (v) the Third-Party Claim involves a claim of infringement, misuse or misappropriation of any Intellectual Property Rights. If the Indemnified Party has assumed the defense of the Third-Party Claim, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without first seeking the prior consent of the Indemnifying Party (such consent not to be unreasonably withheld); provided that the granting of consent by the Indemnifying Party shall not be deemed to constitute an admission by the Indemnifying Party or evidence that any indemnification claim against the Indemnifying Party by the Indemnified Party regarding such Third-Party Claim is valid, and the Indemnifying Party may in its sole discretion reserve and retain all applicable defenses with respect thereto (including the defense that there is no underlying grounds for indemnification with respect to such Third-Party Claim).

7.4.3                               The Indemnified Party and its counsel may participate in the defense of a Third-Party Claim even if the Indemnifying Party chooses to assume and conduct the defense of such Third-Party Claim, but in such case the expenses of the Indemnified Party’s additional counsel shall be paid by the Indemnified Party.

7.4.4                               The Party conducting the defense of the Third-Party Claim shall keep the Party not conducting such defense reasonably apprised of material developments with respect to such Third-Party Claim and shall, upon the reasonable request of the other Party, provide the other Party with all material pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not waive any privilege.

7.5                               Interpretation of Representations and Warranties. For the purposes of this Article 7, each representation or warranty in this Agreement or any Ancillary Agreement or certificate delivered pursuant hereto or thereto shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect), “material adverse change,” “immaterial” or “materially” solely for the purpose of determining the amount of Adverse Consequences resulting from a breach of such representation or warranty and not for purposes of determining whether such breach has occurred to begin with.

7.6                               Characterization of Indemnification Payments. All indemnification payments under this Article 7 shall be deemed adjustments to the purchase price for the Membership Interests. If, contrary to the intent of the Parties as expressed in the preceding sentence, any payment made pursuant to this Article 7 is not treated as purchase price for the Membership Interests and is treated as Taxable income of an Indemnified Party, then, subject to the other terms, conditions and limitations of this Agreement, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from any Liability for additional net Taxes attributable to the receipt of such payment (subject to the tax benefit doctrine and the Indemnified Party reporting the initial loss that was so indemnified as a taxable loss).

7.7                               Offset Rights. Buyer shall have the right to withhold or offset any amount that any Buyer Indemnified Party in good faith claims is owed to such Buyer Indemnified Party under this Article 7 and is the subject of a pending indemnification claim notice delivered by Buyer to Seller against any payment owed by Buyer or any of its Affiliates to Seller or any of its Affiliates under this Agreement (subject to the obligation in Section 7.2.6 to proceed first against the Holdback Amount); for clarity, (i) the fact that any such amounts were withheld or offset by Buyer or any of its Affiliates shall not be deemed to constitute evidence of the validity of such indemnification claim, (ii) Buyer shall continue to carry the burden of proof that it is rightfully entitled to indemnification under this Article 7 with respect to such indemnification claim, and (iii) to the extent that it is determined pursuant to the terms of this Article 7 that Buyer is not so entitled to indemnification with respect to any of such withheld or offset amounts, then such amounts shall promptly be paid over by Buyer to Seller. The withholding and offset rights set forth in this Section 7.7 shall in no way be deemed to limit or override such Buyer Indemnified Party’s other remedies and rights under this Agreement, and Buyer’s exercise of its rights under this Section 7.7 shall in no way be deemed a waiver of any other remedies or rights of the Buyer Indemnified Parties.

7.8                            Release of Holdback Amount.

7.8.1                               Subject to Section 7.8.2, on the date that is eighteen (18) months after the Closing Date (the “Holdback Release Date”), Buyer shall pay to Seller from the Holdback Amount an amount equivalent to (A) the remaining amount of the Holdback Amount (after all set offs, offsets and retentions by Buyer pursuant to this Agreement), minus (B) any amounts necessary to satisfy any unresolved claims for Adverse Consequences theretofore asserted by the Buyer Indemnified Parties pursuant to Section 7.2 (such amounts relating to such unresolved claims are collectively referred to as the “Unresolved Portion”), by wire transfer of immediately available funds to an account specified by Seller. At all times prior to the release of any remaining Holdback Amount, Buyer shall be entitled to commingle the funds constituting the Holdback Amount with the general funds of Buyer or its Affiliates. For avoidance of doubt, the Parties agree that nothing in this Section 7.8.1 or any other provision of this Agreement shall be interpreted as an agreement by Seller that it is not entitled to dispute Buyer’s right to retain the Unresolved Portion or dispute any setoff, offset or retention of or against the Holdback Amount, and in the event Seller disputes any such setoff, offset or retention that has been made by Buyer, and the Parties are unable to resolve such dispute consensually, a Party may submit such dispute to the Chosen Courts.

7.8.2                               If there is an Unresolved Portion of the Holdback Amount as of the Holdback Release Date, Buyer shall continue to retain the Unresolved Portion from and after the Holdback Release Date until the final resolution of the claims giving rise to the Unresolved Portion, and following the final resolution in accordance with the terms of this Agreement of all such claims and the retention by Buyer of all amounts from the Unresolved Portion payable to the Buyer Indemnified Parties with respect to such claims, Buyer shall pay to Seller the remaining balance, if any, of the Unresolved Portion, by wire transfer of immediately available funds to an account specified by Seller.

8.                                      TAX MATTERS.

8.1                               Preparation and Filing of Tax Returns.

8.1.1                               Subject to Section 8.1.2 and Section 9.14 below relating to Transfer Taxes, Seller shall prepare, or cause to be prepared, and file or cause to be prepared and filed all Tax Returns that are required to be filed by the Company for any Pre-Closing Tax Period that are due after the Closing Date. Seller shall deliver to Buyer copies of any such Tax Return at least thirty (30) days prior to the due date for filing such Tax Return and Seller shall incorporate in good faith any reasonable comments from Buyer.

8.1.2                               Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by the Company for Tax periods which begin before the Closing Date and end after the Closing Date (each “Straddle Period”). Seller shall pay to Buyer, within five (5) days following any demand by Buyer, with respect to such Tax Returns, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 8.2 below). Buyer shall permit Seller to review and comment upon such Tax Returns, and Buyer shall incorporate in good faith any reasonable comments from Seller.

8.1.3                               To the extent permitted by applicable Law, Buyer and Seller shall treat the Closing Date as the last day of the taxable period in which the Closing occurs.

8.2                               Proration. In the case of any real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the business of the Company for any Straddle Period, the amount of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of such period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. The amount of all other Taxes levied on the business of the Company for any Straddle Period allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date with an interim closing of the books at such time; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. Seller shall be liable for the amount of such Straddle Period Taxes that are attributable to the Pre-Closing Tax Period. Buyer shall be liable for the amount of such Straddle Period Taxes that are attributable to the Post-Closing Tax Period.

8.3                               Cooperation on Tax Matters.

8.3.1                               Buyer and Seller agree to furnish, or cause to be furnished to the other, upon request and as promptly as practicable, such information (including access to books and records of the Company) and assistance related to the Company as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit or the prosecution or defense of any Proceeding related to any proposed Tax adjustment of the Company. Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law.

8.3.2                               Buyer and Seller agree to retain, or cause to be retained, all books and records of the Company until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary for any administrative or judicial Proceedings related to any proposed assessment, and to abide with all record retention agreements entered into with any Taxing authority. Buyer and Seller agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records related to Tax matters and, if so requested, Buyer and Seller shall allow the requesting Party to take possession of such books and records. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose to Seller any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates or any Tax related work papers.

8.3.3                               Buyer and Seller shall cooperate with each other in the conduct of any Proceedings for any Tax purposes related to the Company and shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

8.3.4                               Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to Seller or its Affiliates, Governmental Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

9.                                      MISCELLANEOUS.

9.1                               Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement related to the subject matter of this Agreement prior to the Closing without the prior consent of the other Party; provided that nothing in this Section 9.1  shall prevent any Party from: (a) making any disclosure it believes in good faith it is required to make by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party shall use its best efforts to advise the other Party prior to making the disclosure); (b) discussing this Agreement or the Ancillary Agreements or their contents or the transactions contemplated hereby or thereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions; or (c) enforcing its rights hereunder.

9.2                               No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided that the Buyer Indemnified Parties and the Seller Indemnified Parties are intended third-party beneficiaries of Article 7.

9.3                               Entire Agreement. This Agreement, together with any Annexes, Exhibits, the Disclosure Schedule and the Ancillary Agreements, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, including that certain letter of intent, dated February 6, 2015, by and between Buyer and the Company, as amended and the Parties agree that, effective as of the date hereof, such letter of intent shall be of no further force and effect.

9.4                               Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective personal representatives, heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior consent of the other Party; provided that Buyer may assign any or all of its rights, interests or obligations hereunder to one or more of its Affiliates without such prior consent, so long as Buyer still remains responsible for such obligations thereafter.

9.5                               Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic means including .pdf form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.6                               Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7                               Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Seller:	Copy to (which shall not constitute notice):

Oleg Tishkevich	Fenwick & West LLP
16494 SE 57th Place	Silicon Valley Center
Bellevue, WA 98006	801 California Street
Mountain View, CA 94041
Attn: Andrew Luh
Facsimile: (650) 938-5200
Email: aluh@fenwick.com

If to Buyer:

Envestnet, Inc.
35 East Wacker Drive, Suite 2400
Chicago, IL 60601
Attn: Shelly O’Brien, Patrick Marr and

Viggy Mokkarala

Facsimile: (312) 827-2801

Email: shelly.obrien@envestnet.com

patrick.marr@envestnet.com

viggy.mokkarala@envestnet.com

Copy to (which shall not constitute notice):

Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Attn: Edward S. Best and Nina L. Flax
Facsimile: (312) 706-8528
Email: ebest@mayerbrown.com

nflax@mayerbrown.com

9.8                               Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.9                               VENUE. EACH PARTY HERETO AGREES THAT IT WILL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR FEDERAL COURTS SITTING IN WILMINGTON, DELAWARE (THE “CHOSEN COURTS”) AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS (AND APPROPRIATE APPELLATE COURTS THEREFROM), (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (C) TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING WILL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.7.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT IT: (A) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (B) MAKES THIS WAIVER VOLUNTARILY; AND (C) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 9.10.

9.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any condition or provision of this Agreement or any default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such a waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.12  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13  Payments. Except as otherwise provided in this Agreement or in an Ancillary Agreement, all payments pursuant to this Agreement shall be made by wire transfer in cash in same day or immediately available funds.

9.14 Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Seller, and Buyer and Seller agree to file all necessary documentation (including all Tax Returns) with respect to such Transfer Taxes in a timely manner, and, if required by applicable Law, Buyer and Seller will, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.15                        Further Assurances. After the Closing Date, Seller shall, from time to time, at Buyer’s request, execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, as Buyer may reasonably require in order to fully effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

9.16                        Construction.

9.16.1                        The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.16.2 Unless the context otherwise requires, as used in this Agreement, (a) “including” and its variants mean “including, without limitation” and its variants, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (b) words defined in the singular have the parallel meaning in the plural and vice versa; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, the Disclosure Schedule and any Annexes and Exhibits hereto; (d) all Sections, Articles, Annexes and Exhibits referred to herein are, respectively, Sections and Articles of, and Annexes and Exhibits to, this Agreement; (e) words importing any gender shall include other genders; (f) a dollar figure ($) used in this Agreement shall mean United States dollars; (g) any reference to “days” means calendar days, unless Business Days are expressly specified; and (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

9.16.3 A reference to: (a) a notice, consent or approval to be delivered under or pursuant to this Agreement means a written notice, consent or approval; (b) any Person includes such Person’s successors and assigns to the extent such successors or assigns are permitted by the terms of the applicable agreement; and (c) any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.16.4 All payments under or pursuant to this Agreement shall be made by wire transfer in United States dollars in immediately available funds.

9.17 Disclosure Schedule. Nothing in the Disclosure Schedule or any other schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representation or warranty disclosed on one schedule shall constitute an exception to any other representation or warranty made in this Agreement unless such exception is disclosed as provided herein on each such other applicable schedule, a cross reference is provided, or the reference to such other representation or warrant is reasonably apparent from the face of the disclosed exception.

9.18 Incorporation of Annexes, Exhibits and Disclosure Schedule. The Annexes, Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

9.19                        Consent to Representation; Conflict of Interest. If Seller so desires, without the need for any consent or waiver by the Company or Buyer, Fenwick & West LLP (“Fenwick”) shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Fenwick shall be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Buyer and the Company further agree that, as to all communications among Fenwick and Seller with respect to (and to the extent related to) the subject matter of this Agreement and the transactions contemplated hereby, the Company and their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Seller and may be controlled only by the Seller and shall not pass to or be claimed by Buyer and the Company, because the interests of Buyer and its Affiliates were directly adverse to the Company and Seller at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and the Company, and a Person other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Fenwick to the Company; provided, that the Company may not waive such privilege without the prior written consent of Seller.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Membership Interest Purchase Agreement on the date first above written.

BUYER:

ENVESTNET, INC.

By:	/s/ Judson Bergman
Name:	Judson Bergman
Title:	CEO

SELLER:

/s/ Oleg Tishkevich
Oleg Tishkevich

Final Version

Annex A

Earn-Out Agreement

This Annex A sets forth the terms of the calculation and payment of the Applicable Additional Purchase Consideration (defined below) as contemplated by that certain Membership Interest Purchase Agreement, dated as of May 6, 2015 (the “Agreement”), of which this Annex forms a part. Capitalized terms used but not otherwise defined in this Annex A have the respective meanings ascribed to them in the Agreement. For the purposes of this Annex A, the following terms have the respective meanings set forth below:

1. Definitions:

a.              “Accounting Arbitrator” has the meaning set forth in Section 3.c.

b.              “Actual Revenue” means, for each applicable Post-Closing Period, (i) Sales Revenue, plus (ii) RoboAdvisor Revenue, plus (iii) Digital Advisor Revenue, plus (iv) Enabled Revenue, plus (v) New Revenue, minus (vi) the Lost Revenue Amount. For purposes hereof:

i.                       “Sales Revenue” means the net revenue from the sale of financial planning software to Company or Buyer customers, as reasonably determined by Buyer applying GAAP;

ii.                    “RoboAdvisor Revenue” means the net revenue generated by the Company’s customers AAA and Motley Fool, as reasonably determined by Buyer applying GAAP;

iii.                 “Digital Advisor Revenue” means twenty-five percent (25%) of the net revenue generated by the sale of all Buyer sales of Digital Advisor Solution, as reasonably determined by Buyer applying GAAP;

iv.                “Enabled Revenue” means twenty-five percent (25%) of the net revenue that is incremental and enabled by the presence of the Company in Buyer’s UMP and AdvisorX platforms generated by (i) sales of AUM/AUA/Reporting on the UMP or AdvisorX platform to customers of the Company that are not, at the time of such sale, a customer of Buyer or any of its Affiliates and (ii) sales to existing customers of Buyer and its Affiliates to support new productive advisors that adopt the Company’s integrated products after the Company’s platform has been integrated with the UMP and AdvisorX platforms, in each case as reasonably determined by Buyer applying GAAP; and

v.                   “New Revenue” means the net revenue generated by the sale of products and services to new customers of Buyer’s UMP or AdvisorX platform where the customer would not have entered into an agreement with Buyer without the financial planning product of the Company, as reasonably determined by Buyer applying GAAP.

c.               “Additional Third Year Value” means twenty-five percent (25%) of the amount by which the Actual Revenue for the Third Post-Closing Period exceeds the Revenue Target for the Third Post-Closing Period.

d.              “Adjusted Revenue” means (i) in the event that Seller is not entitled to receive or does not elect to receive the Catch-Up Payment, the Actual Revenue and (ii) in the event that Seller is entitled to receive and elects to receive the Catch-Up Payment, an amount equal to (A) the Actual Revenue minus (B) eighty-five percent (85%) of the Excess Amount.

e.               “Applicable Additional Purchase Consideration” means, (i) for the First Post-Closing Period, the First Earn-Out Payment Amount, (ii) for the Second Post-Closing Period, the Second Earn-Out Payment Amount, and (iii) for the Third Post-Closing Period, the Third Earn-Out Payment Amount.

f.                “Catch-Up Payment” means:

i.             the Catch-Up Cash Value in cash;

ii.          that number of shares of Buyer Common Stock having an aggregate value equal to the Catch-Up Stock Value, issued in accordance with Section 3.b.ii; and

iii.       that number of Buyer Stock Options that is equal to the number of shares of Buyer Common Stock delivered pursuant to clause ii of this definition, delivered to Seller in accordance with Section 3.b.iii.

g.               “Employment Condition” means Seller continuing to be employed by, or providing services to, and in Good Standing with Buyer, or a subsidiary or affiliate of Buyer, on the terms of the Employment Agreement, provided that, a leave of absence for medical leave, sick leave, military leave, disability leave, or any other leave of absence approved by Buyer or mandated by applicable law shall constitute continued employment and/or service for purposes of this definition.

h.              “Escrow Agent” means Fortis Advisors.

i.                  “Escrow Agreement” means the agreement to be entered into between the Escrow Agent, Seller and Buyer.

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j.                 “Excess Amount” has the meaning set forth in Section 2.d.

k.              “First Earn-Out Payment Amount” means:

i.                       the First Earn-Out Cash Value in cash;

ii.                    that number of shares of Buyer Common Stock having an aggregate value equal to the First Earn-Out Stock Value, issued in accordance with Section 3.b.ii; and

iii.                 that number of Buyer Stock Options that is equal to the number of shares of Buyer Common Stock delivered pursuant to clause ii of this definition, delivered to Seller in accordance with Section 3.b.iii.

l.                  “First Earn-Out Cash Value” means One Million Two Hundred Fifty-Seven Thousand Three Hundred Forty-Five Dollars ($1,257,345), subject to adjustment as contemplated by Section 2.b.

m.          “First Earn-Out Stock Value” means One Million Eight Hundred Eighty-Six Thousand Eighteen Dollars ($1,886,018), subject to adjustment as contemplated by Section 2.b.

n.              “First Post-Closing Period” means the period beginning on January 1, 2015 and ending on December 31, 2015.

o.              “Good Standing” means continued employment or service by Seller, as long as (i) Seller has not willfully refused to perform the material duties and responsibilities of Seller’s position in a manner causing injury to the business of the Buyer, (ii) Seller has not materially breached any of the provisions of Seller’s Employment Agreement, or (iii) Buyer has not commenced formal disciplinary proceedings against Seller; provided that, in each case, Good Standing shall continue to exist unless and until (a) Buyer has delivered to Seller a written demand for performance which describes in particularity the basis for its belief that Seller has not substantially performed Seller’s duties and provides Seller with thirty (30) days to take corrective action and (b) Seller has failed to remedy or propose action to remedy such deficiency or deficiencies to the reasonable satisfaction of Buyer within such thirty (30) day period.

p.              “Holding Period” means two (2) years from the date of issuance of the applicable Buyer Common Stock or Buyer Stock Option.

q.              “Lost Revenue Amount” means, for each Post-Closing Period, either (i) zero, if revenues of the Company attributable to the ROFR Client are greater than

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$230,000 or (ii) $2,300,000, if the Company has no revenue attributable to the ROFR Client during such Post-Closing Period. For purposes of this definition only, the “First Post-Closing period” shall begin May 1, 2015 and end December 31, 2015.

r.                 “Post-Closing Period” means each of the First Post-Closing Period, the Second Post-Closing Period and the Third Post-Closing Period.

s.                “Revenue Statement” has the meaning set forth in Section 3.b.i.

t.                 “Revenue Target” means:

i.                       in respect of the First Post-Closing Period, Five Million Dollars ($5,000,000);

ii.                    in respect of the Second Post-Closing Period, Ten Million Dollars ($10,000,000); and

iii.                 in respect of Third Post-Closing Period, Sixteen Million Dollars ($16,000,000);

provided, that if in the event that, due solely to delays caused by Buyer, (1) the integration of the Company platform technology with the platform technology of Buyer and its Affiliates is not completed by December 31, 2015, and (2) the sales material relating to the business of the Company, as operated by Buyer or any of its Affiliates after the Closing, is not completed by December 31, 2015, then the Revenue Target for the Second Post-Closing Period shall be decreased by One Hundred Thirteen Thousand Six Hundred Dollars ($113,600) for each month of delay (for any calendar month where the delay is less than a full calendar month, such decrease shall be pro-rated for such calendar month); and provided further, that in the event that, due solely to delays caused by Buyer, (1) the integration of the Company platform technology with the platform technology of Buyer and its Affiliates is not completed by December 31, 2016, and (2) the sales material relating to the business of the Company, as operated by Buyer or any of its Affiliates after the Closing, is not completed by December 31, 2016, then the Revenue Target for the Second Post-Closing Period shall be decreased by Two Hundred Seventy-Two Thousand Dollars ($272,000) for each month of delay (for any calendar month where the delay is less than a full calendar month, such decrease shall be pro-rated for such calendar month).

u.              “Revised Revenue” means an amount equal to (i) eighty-five percent (85%) of the Excess Amount plus (ii) the Actual Revenue for the First Post-Closing Period.

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v.              “Second Post-Closing Period” means the period beginning on January 1, 2016 and ending on December 31, 2016.

w.            “Second Earn-Out Payment Amount” means:

i.             the Second Earn-Out Cash Value in cash;

ii.          that number of shares of Buyer Common Stock having an aggregate value equal to the Second Earn-Out Stock Value, issued in accordance with Section 3.b.ii; and

iii.       that number of Buyer Stock Options that is equal to the number of shares of Buyer Common Stock delivered pursuant to clause ii of this definition, delivered to Seller in accordance with Section 3.b.iii.

x.              “Second Earn-Out Cash Value” means an amount equal to Two Million Five Hundred Seventy-Nine Thousand Eight Hundred Twenty-Three Dollars ($2,579,823), subject to adjustment as contemplated by Section 2.c.

y.              “Second Earn-Out Stock Value” means an amount equal to Three Million Eight Hundred Sixty-Nine Thousand Seven Hundred Thirty-Five Dollars ($3,869,735), subject to adjustment as contemplated by Section 2.c.

z.               “Third Post-Closing Period” means the period beginning on January 1, 2017 and ending on December 31, 2017.

aa.       “Third Earn-Out Payment Amount” means:

i.             the Third Earn-Out Cash Value in cash;

ii.          that number of shares of Buyer Common Stock having an aggregate value equal to the Third Earn-Out Stock Value, issued in accordance with Section 3.b.ii;

iii.       that number of Buyer Stock Options that is equal to the number of shares of Buyer Common Stock delivered pursuant to clause ii of this definition, delivered to Seller in accordance with Section 3.b.iii; and

iv.      if applicable, that number of shares of Buyer Common Stock having an aggregate value equal to the Additional Third Year Value, issued in accordance with Section 3.b.ii.

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bb.       “Third Earn-Out Cash Value” means an amount equal to Four Million One Hundred Sixty-Two Thousand Eight Hundred Thirty-Two Dollars ($4,162,832), subject to adjustment as contemplated by Section 2.e.

cc.         “Third Earn-Out Stock Value” means an amount equal to Six Million Two Hundred Forty-Four Thousand Two Hundred Forty-Eight Dollars ($6,244,248), subject to adjustment as contemplated by Section 2.e.

2. Earn-Out Payments:

a.              Additional Purchase Consideration Payments. As additional consideration for the sale and transfer of the Membership Interests and subject to the conditions set forth below, following the Closing and for each Post-Closing Period, Buyer shall deliver to Seller the Applicable Additional Purchase Consideration, if any, in respect of such Post-Closing Period. Such Applicable Additional Purchase Consideration shall be determined pursuant to Sections 2.b through 2.f and shall be delivered in accordance with and subject to the procedures set forth in Section 3. Notwithstanding anything herein to the contrary, in no event shall the sum of the dollar values included in the First Earn-Out Payment Amount, the Catch-Up Payment, the Second Earn-Out Payment Amount and the Third Earn-Out Payment Amount (for clarity, such dollar values refer only to the values for cash and shares of Buyer Common Stock and not values for Buyer Stock Options) exceed Twenty Million Dollars ($20,000,000), and Buyer shall have no obligation to pay cash or issue shares of Buyer Common Stock to Seller under this Annex A in excess of such amount, other than in respect of the Additional Third Year Value in excess of such amount.

b.              Determination of First Earn-Out Payment Amount. If (A) the Employment Condition continues to be satisfied throughout the period from Closing through March 31, 2016 and (B) the quotient of (1) the Actual Revenue for the First Post-Closing Period divided by (2) the Revenue Target for the First Post-Closing Period is:

i.             less than 0.75, then both the First Earn-Out Cash Value and the First Earn-Out Stock Value shall be decreased to equal Zero Dollars ($0), and Buyer shall not be obligated to make any payment to Seller (in cash, Buyer Common Stock or Buyer Stock Options) in respect of the First Post-Closing Period;

ii.          equal to or greater than 0.75 but not greater than 1.00, then (A) the First Earn-Out Cash Value shall be decreased to equal an amount equal to X multiplied by One Million Two Hundred Fifty-Seven Thousand Three Hundred Forty-Five Dollars ($1,257,345) and (B) the First Earn-Out Stock Value shall be decreased to equal an amount equal to X multiplied by One

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Million Eight Hundred Eighty-Six Thousand Eighteen Dollars ($1,886,018), in each case where “X” is calculated as follows:

[ minus 0.75] multiplied by 4

iii.                 greater than 1.00, (A) the First Earn-Out Cash Value shall be increased by an amount equal to X multiplied by One Million Two Hundred Fifty-Seven Thousand Three Hundred Forty-Five Dollars ($1,257,345) and (B) the First Earn-Out Stock Value shall be increased by an amount equal to X multiplied by One Million Eight Hundred Eighty-Six Thousand Eighteen Dollars ($1,886,018), in each case where “X” is calculated as follows:

[ less 1.00] multiplied by 2

For the avoidance of doubt, in the event that the Employment Condition has not been satisfied at any time from Closing through March 31, 2016, then Seller shall not be entitled to, and Buyer shall not be required to pay or deliver, all or any portion of the First Earn-Out Payment Amount. Notwithstanding the forgoing, if Seller is terminated by Buyer without Cause (as defined in the Employment Agreement) on or prior to March 31, 2016, the Employment Condition shall be deemed satisfied for purposes of this Section 2.b.

c.               Determination of Second Earn-Out Payment Amount. If the quotient of (A) the Adjusted Revenue for the Second Post-Closing Period divided by (B) the Revenue Target for the Second Post-Closing Period is:

i.                       less than 0.75, then both the Second Earn-Out Cash Value and the Second Earn-Out Stock Value shall be decreased to equal Zero Dollars ($0), and Buyer shall not be obligated to make any payment (in cash, Buyer Common Stock or Buyer Stock Options) to Seller in respect of the Second Post-Closing Period;

ii.                    equal to or greater than 0.75 but not greater than 1.00, then (A) the Second Earn-Out Cash Value shall be decreased to equal an amount equal to (1) X multiplied by (2) the amount equal to Two Million Five Hundred Seventy-Nine Thousand Eight Hundred Twenty-Three Dollars ($2,579,823) minus  the amount of the increase in the First Earn-Out Cash Value paid under Section 2.b.iii, and (B) the Second Earn-Out Stock Value shall be decreased to equal an amount equal to (1) X multiplied by (2) Three Million Eight Hundred Sixty-Nine Thousand Seven Hundred Thirty-Five Dollars ($3,869,735) minus the amount of the increase in the First Earn-

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Out Stock Value paid under Section 2.b.iii, in each case where “X” is calculated as follows:

[ minus 0.75] multiplied by 4

iii.                 greater than 1.00, then (A) the Second Earn-Out Cash Value shall be increased by an amount equal to (1) X multiplied by (2) the amount equal to Two Million Five Hundred Seventy-Nine Thousand Eight Hundred Twenty-Three Dollars ($2,579,823) minus the amount of the increase in the First Earn-Out Cash Value paid under Section 2.b.iii and (B) the Second Earn-Out Stock Value shall be increased by an amount equal to (1) X multiplied by (2) Three Million Eight Hundred Sixty-Nine Thousand Seven Hundred Thirty-Five Dollars ($3,869,735) minus the amount of the increase in the First Earn-Out Stock Value paid under Section 2.b.iii, in each case where “X” is calculated as follows:

[ less 1.00] multiplied by 2

For the avoidance of doubt, (A) in no event shall (x) the sum of the First Earn-Out Cash Value and the Second Earn-Out Cash Value exceed Three Million Eight Hundred Thirty-Seven Thousand One Hundred Sixty-Eight Dollars ($3,837,168) or (y) the sum of the First Earn-Out Stock Value and the Second Earn-Out Stock Value exceed Five Million Seven Hundred Fifty-Five Thousand Seven Hundred Fifty-Three Dollars ($5,755,753), and (B) the Second Earn-Out Payment Amount shall be determined without regard to the Employment Condition.

d.              Adjustment to First Earn-Out Payment Amount After the Second Post-Closing Period. In the event that (i) pursuant to Section 2.b, the First Earn-Out Cash Value was determined to be less than One Million Two Hundred Fifty-Seven Thousand Three Hundred Forty-Five Dollars ($1,257,345), and (ii) the Actual Revenue for the Second Post-Closing Period was determined to exceed the Revenue Target for the Second Post-Closing Period (such excess, the “Excess Amount”), then, at Seller’s option, in addition to the Second Earn-Out Payment Amount, Buyer shall pay to Seller the Catch-Up Payment, which shall be calculated in accordance with this Section 2.d. If the quotient of (A) the Revised Revenue, divided by (B) the Revenue Target for the First Post-Closing Period is:

i.             less than 0.75, then the Catch-Up Payment is Zero Dollars ($0), and no additional payment shall be paid or Buyer Common Stock or Buyer Stock Options issued by Buyer to Seller under this Section 2.d;

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ii.                    equal to or greater than 0.75 but less than 1.00, then (A) the “Catch-Up Cash Value” shall be an amount equal to (1) X multiplied by (2) One Million Two Hundred Fifty-Seven Thousand Three Hundred Forty-Five Dollars ($1,257,345) minus the First Earn-Out Cash Value, and (B) the “Catch-Up Stock Value” shall be an amount equal to (1) X multiplied by (2) One Million Eight Hundred Eighty-Six Thousand Eighteen Dollars ($1,886,018) minus the First Earn-Out Stock Value, in each case where “X” is calculated as follows:

[(Revised Revenue Revenue Target) minus 0.75] multiplied by 4

iii.                 equal to or greater than 1.00, then (A) the “Catch-Up Cash Value” shall be an amount equal to One Million Two Hundred Fifty-Seven Thousand Three Hundred Forty-Five Dollars minus the First Earn-Out Cash Value, and (B) the “Catch-Up Stock Value” shall be an amount equal to One Million Eight Hundred Eighty-Six Thousand Eighteen Dollars ($1,886,018) minus the First Earn-Out Stock Value;

provided, that (A) in no event shall the sum of the dollar values included in the Catch-Up Payment exceed an amount equal to (x) Three Million One Hundred Forty-Three Thousand Three Hundred Sixty-Three Dollars ($3,143,363) minus  (y) the sum of the dollar values included in the First Earn-out Payment (for clarity, such dollar values referenced in this proviso refer only to the values for cash and shares of Buyer Common Stock and not values for Buyer Stock Options), and (B) the Catch-Up Payment shall be determined without regard to the Employment Condition. The Parties agree to treat any Catch-Up Payment Amount paid to Seller as an adjustment to the First Earn-Out Payment Amount and, consequently, as an adjustment to the Total Consideration.

e.               Determination of Third Earn-Out Payment Amount. If the quotient of (i) the Actual Revenue for the Third Post-Closing Period divided by (ii) the Revenue Target for the Third Post-Closing Period is:

i.             less than 0.75, then both the Third Earn-Out Cash Value and the Third Earn-Out Stock Value shall be decreased to equal Zero Dollars ($0), and Buyer shall not be obligated to make any payment to Seller (in cash, Buyer Common Stock or Buyer Stock Options) in respect of the Third Post-Closing Period;

ii.          equal to or greater than 0.75 but not greater than 1.00, then (A) the Third Earn-Out Cash Value shall be decreased to equal an amount equal to (1) X multiplied by (2) the amount equal to Four Million One Hundred Sixty-Two Thousand Eight Hundred Thirty-Two Dollars ($4,162,832) minus the

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amount of the increase in the Second Earn-Out Cash Value paid under Section 2.c.iii, and (B) the Third Earn-Out Stock Value shall be decreased to equal an amount equal to (1) X multiplied by (2) Six Million Two Hundred Forty-Four Thousand Two Hundred Forty-Eight Dollars ($6,244,248) minus the amount of the increase in the Second Earn-Out Stock Value paid under Section 2.b.iii, in each case where “X” is calculated as follows:

[(Actual Revenue Revenue Target) minus 0.75 ] multiplied by 4 iii. greater than 1.00, then, in addition to the Third Earn-Out Payment, Buyer shall provide to Seller the Additional Third Year Value. The Additional Third Year Value shall be payable to Seller by the issue of Buyer Common Stock, in an amount reasonably determined by the compensation committee of the board of directors of Buyer after the expiration of the Third Post-Closing Period and prior to the date that such Buyer Common Stock is issued to Seller.

For the avoidance of doubt, the Third Earn-Out Payment Amount shall be determined without regard to the Employment Condition.

f.                Pricing of Buyer Common Stock. The number of shares of Buyer Common Stock issuable pursuant to Sections 2.b, 2.c, 2.d and 2.e.ii shall be based on the average closing price of Buyer Common Stock over the 20 trading days ending the trading day prior to the date of issuance. The number of shares of Buyer Common issuable pursuant to Section 2.e.iii shall be based on the closing price of Buyer Common Stock on the date of approval by the compensation committee of the board of directors of Buyer.

g.               Forfeiture and Cancellation of Applicable Additional Purchase Consideration. Notwithstanding anything to the contrary contained in this Annex A or the Agreement, if Seller breaches any of his covenants contained in Section 6.1 or Section 6.6 of the Agreement (each, an “Applicable Section”) and fails to cure such breach within ten business days following receipt of written notice of such breach from Buyer, Buyer shall have the right to elect, in its sole discretion, the following remedy (the “Forfeiture”): (i) Buyer shall have no obligation to thereafter pay, issue or deliver any cash, Buyer Common Stock or Buyer Stock Options in respect of any Post-Closing Period that remains unearned at that time, regardless of whether such consideration is subsequently earned hereunder, and (ii) Buyer shall have no obligation to thereafter issue or deliver, and the Seller shall forfeit, an amount equal to fifty percent (50%) of such Buyer Common Stock and Buyer Stock Options in respect of any Post-Closing Period that has been earned and is subject to the Holding Period at such time (and Buyer and Seller shall instruct the Escrow Agent accordingly). For the avoidance of doubt,

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in connection with the Forfeiture, Buyer shall not have the right to cancel or reclaim (x) any cash that has been earned, or Buyer Common Stock and Buyer Stock Options that have already been issued or delivered to Seller prior to such time (and are not, at such time, subject to the Holding Period) or (y) the remaining fifty percent (50%) of such Buyer Common Stock and Buyer Stock Options in respect of any Post-Closing Period that has been earned and is subject to the Holding Period at such time that is not part of the Forfeiture (and Buyer and Seller shall instruct the Escrow Agent accordingly). If Buyer elects the Forfeiture in respect of any breach of an Applicable Section, the Forfeiture shall constitute liquidated damages for any and all past or future breaches by Seller of only such Applicable Section and Seller shall not be liable for any additional amounts for any such breaches of such Applicable Section (provided that for clarity, a Forfeiture for any breach of one Applicable Section shall not constitute liquidated damages for a post-Forfeiture breach of the other Applicable Section). Further, the Forfeiture shall not prevent, impair or otherwise prohibit in any manner Buyer’s remedy set forth in the first sentence of Section 6.1.3 of the Agreement (it being understood that Buyer may elect both the Forfeiture and seek such equitable remedies).

3. Payment and Procedures:

a.              Not later than sixty (60) days after the end of each Post-Closing Period, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s calculation of the Applicable Additional Purchase Consideration, in each case, as of the end of the applicable Post-Closing Period (each such statement, a “Revenue Statement”). The Revenue Statement for the Second Post-Closing Period shall include Buyer’s calculation of the Catch-Up Payment, if Seller is entitled to elect to receive the Catch-Up Payment. The Revenue Statement shall be accompanied by such documentation and materials supporting the calculations set forth therein as Seller may reasonably request.

b.              As soon as practicable following the date on which the Revenue Statement for the most recently ended Post-Closing Period is either agreed upon between Seller and Buyer, or deemed binding in accordance with Section 3.c or, if an Accounting Arbitrator has been appointed pursuant to Section 3.c, following any determination by such Accounting Arbitrator (but no later than ten (10) Business Days after such applicable date), Buyer shall, subject to Buyer’s setoff rights under Section 10.7 of the Agreement, deliver to Seller the Applicable Additional Purchase Consideration for such Post-Closing Period (and, if applicable, the Catch-Up Payment) as follows:

i.             any cash payments to be made by Buyer in respect of the Applicable Additional Purchase Consideration or Catch-Up Payment shall be made by Buyer by wire transfer in immediately available funds to Seller’s Bank Account or to such other account directed by Seller to Buyer in advance;

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ii.                    any Buyer Common Stock to be issued in respect of the Applicable Additional Purchase Consideration or Catch-Up Payment shall be issued by Buyer to Seller but delivered to the Escrow Agent to be held in accordance with the Escrow Agreement until the expiration of the Holding Period, with such amount of Buyer Common Stock to be determined in good faith by Buyer (or its compensation committee or other relevant committee) after the expiration of the applicable Post-Closing Period and prior to the date that such Buyer Common Stock is issued to Seller in accordance with the principles in Section 2.f; and

iii.                 any Buyer Stock Options to be delivered in respect of the Applicable Additional Purchase Consideration or Catch-Up Payment shall be delivered by Buyer to Seller in the form of Exhibit A attached hereto.

For clarity, the Holding Period contemplated by subsections (ii) and (iii) immediately above means (x) in the case of the Buyer Common Stock described in subsection (ii), that the Escrow Agent shall hold and Seller may not sell such Buyer Common Stock until at least two (2) years have passed since the issuance of such Buyer Common Stock to Seller and such Buyer Common Stock shall be released from Escrow after such two (2) year period has expired and otherwise in accordance with Section 2.g and (y) in the case of the Buyer Stock Options described in subsection (iii), that each such Buyer Stock Option will be exercisable at the time of grant to Seller, but that the Escrow Agent shall hold and Seller may not sell any shares of Buyer Common Stock issued on exercise of such Buyer Stock Option until at least two (2) years have passed since the grant of the Buyer Stock Option in question.

c.               Upon the written request of Seller, provided such request is received by Buyer within sixty (60) days after the date that the applicable Revenue Statement has been delivered pursuant to Section 3.a, Buyer shall permit a mutually acceptable independent accounting firm (the “Accounting Arbitrator”), whose expense shall be paid one-half by Seller and one-half by Buyer, to have access to the work papers and back-up materials used in preparing such Revenue Statement, as well as the personnel of Buyer and the Company with knowledge regarding the matters underlying such Revenue Statement and the calculations set forth therein, at reasonable times and upon reasonable notice, for the purpose of determining the accuracy of the Revenue Statement and such calculations. Each of Buyer and Seller shall, and shall use commercially reasonable efforts to cause the Accounting Arbitrator to, work in good faith to complete any such inspection and audit within sixty (60) days of the date Seller made its request under the first sentence of this Section 3.c. The Accounting Arbitrator shall be directed to render a written report on the calculations set forth in the relevant Revenue Statement within such sixty (60) day period, which written report (and the findings and calculations therein) shall be conclusive and binding on the parties. If Seller does not deliver the written request required under this Section 3.c within thirty (30) days after the date a Revenue Statement has been delivered to Seller pursuant to Section 3.a, such Revenue Statement shall be conclusive and binding

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on Seller and Buyer, and Seller shall have no right to access or dispute, or have an accounting firm access any books or records of Buyer or the Company to confirm, such Revenue Statement or any calculations set forth therein.

4.              Disputes: Seller and Buyer acknowledge that the transactions related to and involving the Applicable Additional Purchase Consideration are complex and will require administration, calculations, negotiations and other efforts during the Post-Closing Periods. Seller and Buyer agree and acknowledge that with respect to any disputes that arise in connection with the calculation of the First Earn-Out Payment Amount, the Catch-Up Payment, the Second Earn-Out Payment Amount or the Third Earn-Out Payment Amount under this Annex A, they will act in good faith and in a commercially reasonable manner.

5.              Support: Following the Closing and during the Post-Closing Period, Buyer (a) shall cause the Company to operate its business in a commercially reasonable manner and (b) shall not take any action or inaction in bad faith or with the intention of, or which would result in, circumventing or reducing the payment of any Applicable Additional Purchase Consideration Payment. Notwithstanding the foregoing clause (a) (but without derogating the foregoing clause (b)), the parties acknowledge and agree that (i) the provisions of this Annex A shall not (x) require Buyer or the Company to continue any line of business conducted by Buyer or the Company as of any date if Buyer, in the exercise of its reasonable business judgment, believes that it is not reasonable for Buyer or the Company, as applicable, to continue such line of business or (y) limit Buyer from improving or modifying any aspect of the business of Buyer or the Company in the exercise of Buyer’s reasonable business judgment and (ii) Seller’s right to the Applicable Additional Purchase Consideration Payments under this Annex A is a contract right and shall not give rise to any other rights or any duties (including fiduciary duties), express or implied (other than the implied duty of good faith and fair dealing, which is applicable to both Seller and Buyer).

6.              Change in Control of Buyer: If, prior to the expiration of the Post-Closing Period, Buyer (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or the stockholders of Buyer shall not continue to own a majority of the voting power of such continuing or surviving corporation or its parent entity, (ii) shall transfer all or substantially all of its properties and assets to any Person, or (iii) shall transfer all or substantially all of the equity interests or properties and assets of the Company to any Person (each a “Company Business Sale”), then, and in each such case, Buyer shall: ensure that (A) the successor assumes all of the obligations of Buyer under this Annex A and (B) such successor is publicly-traded (provided that such requirement to be publicly-traded shall not apply in the case of a Company Business Sale of the type described in clause (i) of the definition thereof) and creditworthy and that its financial condition does not materially disadvantage the Seller or materially impair its ability to make any cash, stock or stock option payments (or in the case of a Company Business Sale of the type described in clause (i) of the definition thereof, payments of equivalent value) required under this Annex A when due.

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